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Total System Services, Inc.

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M. Troy Woods

Chairman, President and

Chief Executive Officer

March 20, 2019

Dear Fellow Shareholder:

First, thank you for putting your confidence and resources in TSYS. You are invited to attend our 2019 Annual Meeting of Shareholders on Thursday, May 2, 2019 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia where you can hear about our recent business performance in 2018 and our strategy for future long-term growth. If you are unable to attend the meeting, you can listen to it live and view the slide presentation by visiting our website at www.tsys.com.

In addition, I encourage you to review the proxy materials and 2018 Annual Report to Shareholders to learn more about our company and our commitment to not only delivering long-term value to our shareholders but also our commitment to our team members, customers, the communities in which we do business and diversity.

Your vote is very important to us. Even if you plan to attend the Annual Meeting, I encourage you to promptly submit your vote in advance by the Internet, telephone or mail to ensure that your shares are represented.

We value your feedback and thank you for your continued commitment to TSYS.

Sincerely,

M. Troy Woods

Total System Services, Inc.      •      Post Office Box 2506      •      Columbus, Georgia 31902-2506

Notice of The 2019 Annual Meeting of Shareholders

TIME:	10:00 a.m. Eastern Time Thursday, May 2, 2019

PLACE:	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901

ITEMS OF BUSINESS:	(1) To elect nine directors to serve until the next Annual Meeting of Shareholders.

(2) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2019.

(3) To approve, on an advisory basis, executive compensation.

(4) To approve an amendment to TSYS’ Articles of Incorporation to eliminate the supermajority voting requirement.

(5) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE:	You may vote if you were a shareholder of record on February 22, 2019.

ANNUAL REPORT:	A copy of the Annual Report is enclosed.

PROXY VOTING:	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable;

(2) Visit the website shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable, or scan the QR code shown with your mobile device;

(3) If you received paper copies of the proxy materials, mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

By Order of the Board of Directors,

March 20, 2019

G. Sanders Griffith, III

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on May 2, 2019

This Proxy Statement and Annual Report to Shareholders are available on our website at

http://annualreport.tsys.com.

PROXY STATEMENT

PROXY SUMMARY

This summary highlights certain information most of which is contained elsewhere in this Proxy Statement. As it is only a summary, please read the entire Proxy Statement before you vote. This Proxy Statement and proxy card are being delivered to shareholders on or about March 20, 2019.

2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: May 2, 2019,10:00 a.m. Eastern Time	Record Date: February 22, 2019
Place: TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901	Meeting Webcast: www.tsys.com under “Investor Relations”—“Events, Webcasts and Presentations”

MEETING AGENDA AND VOTING RECOMMENDATIONS

Management Proposals:	Board’s Recommendation	Page

Election of Nine Director Nominees	FOR all Director Nominees	15

Ratification of Appointment of KPMG LLP as the Independent Auditor for 2019	FOR	19

Advisory Approval of Executive Compensation	FOR	44

Approval of an Amendment to TSYS’ Articles of Incorporation to Eliminate the Supermajority Voting Requirement	FOR	45

2018 PERFORMANCE HIGHLIGHTS

TSYS delivered strong financial and business performance in 2018. Highlights include the following:

•	Total revenues were $4.03 billion, a decrease of 18.3% over 2017. The decrease is the result of adopting ASC 606.

•	Net revenue (non-GAAP), which excludes reimbursable items, interchange and payment network fees, was $3.82 billion, an increase of 12.2% over 2017.

•

Net income attributable to TSYS common shareholders was $576.7 million, a decrease of 1.6% over 2017. The decrease is the result of $135.9 million of tax benefit from the Tax Cuts and Jobs Act in the fourth quarter of 2017. Diluted earnings per share (“EPS”) were $3.14, a decrease of 0.8% over 2017.

•	Adjusted earnings (non-GAAP) were $821.3 million, an increase of 31.6% over 2017. Adjusted diluted EPS (non-GAAP) were $4.47, an increase of 32.7% over 2017.

•	We completed the acquisition of Cayan, a payment technology company focused on integrated payment solutions and merchant acquiring.

Net revenue, adjusted earnings and adjusted diluted EPS are non–GAAP financial measures. A reconciliation of these non–GAAP measures to the most directly comparable GAAP measures may be found in the Appendix of this Proxy Statement. Net revenue, adjusted diluted EPS and relative total shareholder return were used as the performance metrics for our executive compensation program for 2018.

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CORPORATE GOVERNANCE HIGHLIGHTS

Our Corporate Governance Policies Reflect Best Practices Including:

Eight of Nine Director Nominees are Independent

Annual Election of All Directors

Majority Voting for Directors and a Director Resignation Policy

Independent Lead Director with Broad Authority and Responsibility

Executive Sessions of Non-Management Directors held at each Regularly Scheduled Board Meeting

Board Participation in Executive Succession Planning

Robust Strategy and Risk Oversight by the Full Board and Committees

Meaningful Director Stock Ownership Guidelines

Limitation on Outside Board and Audit Committee Service

Annual Board and Committee Self-Evaluations

Proactive Shareholder Engagement

Ongoing Focus on Board Refreshment and Diversity

No Hedging of Company Stock by Directors and Executive Officers and Restrictions on Pledging

No Poison Pill

BOARD NOMINEE COMPOSITION

(Nine Nominees)

TSYS GLOBAL CITIZENSHIP

Putting people at the center of everything we do is the core of TSYS’ purpose to improve people’s lives and businesses in the communities where we work and live. We call it People-Centered Payments, and it serves as the foundation for the TSYS Global Citizenship program, which is our commitment to doing all we can to make our world a better place. Through our Global Citizenship efforts, we believe our social, cultural, natural and economic environments are enhanced by focusing on the four key components of our program:

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Ethics and Compliance.    Managing an open, honest and ethical atmosphere is not only the right thing to do, it also minimizes risk and promotes a secure and compliant environment that helps us stay focused on growing our business. In 2018, for the sixth year, TSYS was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies.

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TSYS in the Community.    Being active by volunteering and giving back helps us contribute to the success and growth of our communities. All TSYS team members annually receive 20 hours of paid time away from work to volunteer in their communities—more than 260,000 volunteer hours.

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TSYS and the Environment.    We are committed to improving the environmental performance of our facilities, investing in energy efficiency in our offices around the world and promoting sustainability awareness among our team members. Over the last three years, we have reduced our data center energy consumption by 10% and, in 2018, began diverting 80% of our U.S. waste and 100% of our UK waste from landfills to recycling partners.

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TSYS and our Team Members.    Creating and sustaining a diverse and inclusive work environment where people are valued for their ideas and have full access to opportunities for development and growth is an essential part of every team member’s career at TSYS. In 2018, we initiated a new global team survey and formed a Diversity and Inclusion Council and Employee Resource Groups to advise on these efforts across the organization.

TSYS CORPORATE CULTURE

Our corporate culture has been our competitive differentiator for more than 35 years and has played an important role in creating customer relationships, attracting and retaining talent, and driving our overall success. After years of growth and change, as we move into the future of payments, our culture is more important than ever.

We describe the TSYS culture as People-Centered and Performance-Driven. It forms the foundation for who we are and drives the way we think and act. Based upon our five core values of Ethics, Relationships, Innovation, Excellence and Growth, our culture forms the foundation for the decisions we make and the actions we take.

Our culture puts people at the center of payments. Everything we do revolves around people: our team, our customers, our partners and the consumers and businesses who benefit from our innovations. We believe our success depends on everyone at TSYS. That’s why we work hard to build strong, supportive relationships with our customers and each other.

The other side of our culture is about getting things done. Across every part of TSYS, we’re driven by performance: the desire to do more today than we did yesterday. And to push even further tomorrow. Achieving that means staying focused on what our customers need by building and delivering innovations around those requirements.

For many years, we have seen our vibrant culture create engaged team members who gladly serve and build outstanding customer relationships. These customer relationships create value for our shareholders, and these shareholders invest in our future.

EXECUTIVE COMPENSATION

Our executive compensation program aligns to long-term shareholder value creation and attracts, motivates and retains an exceptionally talented executive team with the skills and vision required for us to become the leading global payment solutions provider. Our executive compensation program links compensation to TSYS’ performance. Performance-based pay incentives focus our management on achieving our key financial, strategic and business goals. For 2018, approximately 89% and 76%, respectively, of our CEO’s and other named executive officers’ target total direct compensation opportunity was performance-based, with the actual amounts realized dependent upon our annual and long-term performance and our stock price. Performance-based pay includes the target 2018 Annual Incentive Program (“AIP”) cash award and Long-Term Incentive Program (“LTIP”) opportunity (delivered in the form of stock options and performance shares).

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Our Executive Compensation Program Reflects Best Practices Including:

Emphasis on Performance-Based Compensation

Clawback Policy on Incentive Compensation

Double-Trigger Provisions with Pro Rata Vesting of Equity Upon Change of Control

Significant Stock Ownership Guidelines

Retention of an Independent Compensation Consultant

Annual Shareholder “Say-on-Pay” Vote

No Hedging of Company Stock and Restrictions on Pledging

No Backdating or Repricing of Stock Options

No Excise Tax Gross-Up Policy for New Agreements

No Employment Agreements with Executive Officers

We were gratified that over 96% of the votes cast in 2018 on the advisory vote on our executive officers’ compensation voted in support of the compensation paid to executive officers. Nevertheless, consistent with its strong interest in shareholder engagement, communication, and transparency, the Compensation Committee continued to examine our executive compensation program to assure alignment between the interests of our executive officers and shareholders.

Please see the “Compensation Discussion and Analysis” section beginning on page 24 of this Proxy Statement for a detailed description of our executive compensation.

ADDITIONAL INFORMATION

Please see “Additional Information About the Annual Meeting” beginning on page 48 for important information about the proxy materials, voting, the Annual Meeting, financial information and the deadlines to submit shareholder proposals for the 2020 Annual Meeting of Shareholders.

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 CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

TSYS is committed to good corporate governance, which is designed to build long-term shareholder value, sustain our success, maintain internal checks and balances and foster responsible decision making and accountability.

TSYS has adopted Corporate Governance Guidelines and other governance practices to provide a framework for the effective governance of TSYS. Our Corporate Governance Guidelines and other governance practices are reviewed regularly by the Board and TSYS and modified as appropriate. The full text of our Corporate Governance Guidelines, Code of Business Conduct and Ethics which is applicable to all directors, officers and employees, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the independent Lead Director or with the non-management directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters can be found in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

Governance is a continuing focus at TSYS, starting with the Board and extending to management and all employees. As such, the Board reviews TSYS’ policies and business strategies and advises and counsels the Chief Executive Officer and the other executive officers who manage our business.

Director Independence

The Board has determined that 11 of its 13 members are independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and our Corporate Governance Guidelines. TSYS’ Board has determined that the following directors are independent: F. Thaddeus Arroyo, Kriss Cloninger III, Walter W. Driver, Jr., Sidney E. Harris, William M. Isaac, Joia M. Johnson, Mason H. Lampton, Connie D. McDaniel, Richard A. Smith, John T. Turner and Richard W. Ussery. For a director to be considered independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with TSYS. The Board has established guidelines for independence to assist it in determining director independence which are consistent with the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Section 2 of our Corporate Governance Guidelines and available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance,” the Board considers all relevant facts and circumstances in making an independence determination. The Board considered the transactions described under “Certain Relationships and Related Transactions” on page 12 and concluded that none of the transactions impaired any director’s independence under TSYS’ independence guidelines or NYSE listing standards.

Attendance at Meetings

The Board of Directors held four meetings in 2018. All directors attended 100% of Board and committee meetings held during their tenure during 2018. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All of our directors who were serving as directors at that time attended the 2018 Annual Meeting of Shareholders.

Executive Sessions of the Board of Directors

The non-management directors meet separately in executive session at least four times a year in conjunction with each regularly scheduled meeting of the Board of Directors. The independent directors meet in executive session at least once a year. The independent Lead Director presides at the meetings of non-management and independent directors. Kriss Cloninger III currently serves as our independent Lead Director.

Committees of the Board

TSYS’ Board of Directors has five principal standing committees—an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Technology Committee and an Executive Committee.

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Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.” The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines, and satisfies the applicable SEC and NYSE additional independence requirements for the members of such committees. The following table shows the current membership of the various committees.

Name	Audit	Compensation	Corporate Governance and Nominating	Technology	Executive

F. Thaddeus Arroyo				Chair	✓

Kriss Cloninger III		Chair			Chair

Walter W. Driver, Jr.		✓		✓

Sidney E. Harris	✓			✓

William M. Isaac		✓	✓

Joia M. Johnson		✓

Mason H. Lampton				✓

Connie D. McDaniel	Chair		✓		✓

Richard A. Smith		✓

John T. Turner	✓		Chair		✓

Richard W. Ussery				✓

M. Troy Woods					✓

Number of Committee Meetings Held in 2018	13	5	5	6	0

Executive Committee

During the intervals between meetings of TSYS’ Board of Directors when the full Board is unable to meet in person or telephonically with respect to urgent, time sensitive matters, the Executive Committee possesses and may exercise any and all of the powers of the Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.

Audit Committee

The Report of the Audit Committee is on page 21. The Board has determined that all members of the Committee are independent under the rules of the NYSE and the SEC, financially literate under the rules of the NYSE and that Connie D. McDaniel is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Selecting and monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities;

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors; and

•	Monitoring the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing TSYS.

Corporate Governance and Nominating Committee

The primary functions of the Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

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•	Overseeing the annual review and evaluation of the performance of the Board and its committees;

•	Developing and recommending to the Board corporate governance guidelines; and

•	Ensuring that procedures are in place for annual CEO performance reviews and annual reviews for succession planning and management development.

Compensation Committee

The Report of the Compensation Committee is on page 37. The primary functions of the Compensation Committee include:

•	Establishing, reviewing and approving the compensation of the Chief Executive Officer and reviewing and approving compensation amounts for all other executive officers;

•	Overseeing TSYS’ equity compensation plans;

•	Preparing the report on executive compensation to be included in TSYS’ annual proxy statement;

•	Reviewing and assessing potential risk to TSYS from its compensation practices, policies and programs; and

•	Monitoring TSYS’ management development and executive succession planning activities.

The Compensation Committee’s charter reflects these responsibilities and, except to the extent prohibited by NYSE rules or other applicable law or regulation, allows the Committee to delegate any matters within its power and responsibility to individuals or subcommittees when it deems appropriate. Information regarding TSYS’ processes and procedures for the consideration and determination of executive compensation, including the roles of TSYS’ executive officers and independent compensation consultant in the Committee’s decision making process, can be found under “Compensation Discussion and Analysis” on page 24.

Technology Committee

The primary functions of the Technology Committee include:

•	Assisting the Board and Audit Committee in their oversight of TSYS’ management of risks regarding technology, information security, cybersecurity, disaster recovery and business continuity;

•	Reviewing and discussing with management TSYS’ assessment and management of risks associated with its technology;

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Reviewing and discussing with management TSYS’ risk appetite and strategy and objectives relating to technology risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks and strategy and objectives: and

•	Making recommendations to the Audit Committee or the Board with respect to any of the above and other matters related to technology risks.

Board Leadership Structure

Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board including whether to separate or combine the Chief Executive Officer and Chairman positions as well as whether to have a Lead Director. Our bylaws and Corporate Governance Guidelines provide the Board with the flexibility to change the structure of the Chairman and Chief Executive Officer positions as and when appropriate. Our Corporate Governance Guidelines require the election by the independent directors of an independent Lead Director to serve during any period when there is no independent Chairman of the Board in order to ensure that there is effective oversight by an independent board.

Board Leadership Structure

•   Chairman, President and Chief Executive Officer: M. Troy Woods

•   Independent Lead Director: Kriss Cloninger III

•   Audit, Compensation, Corporate Governance and Nominating and Technology Committees led by independent directors

•   Active engagement and oversight by all directors

The Board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

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Responsibilities of the Independent Lead Director

Under our Corporate Governance Guidelines, the responsibilities of the independent Lead Director include:

•	providing leadership to ensure the Board works in an independent, cohesive fashion, which includes evaluating the CEO’s and Board’s performance on an ongoing and annual basis;

•	serving as a liaison with TSYS’ shareholders;

•	developing the agenda for Board meetings with the Chairman of the Board, Board and Corporate Secretary;

•	having the authority to call meetings of the independent and non-management directors, as needed;

•	ensuring Board leadership in times of crisis;

•

developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors and acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions;

•	chairing Board meetings when the Chairman of the Board is not in attendance;

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working with the Chairman of the Board regarding meeting schedules to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;

•	attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board; and

•	being available, upon request, for consultation and direct communication with major shareholders.

Meetings of Non-Management Directors and Rationale for Structure

Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least four times a year and that our independent directors will meet in executive session at least once a year. As noted above, our Lead Director chairs these executive sessions which allow the Board to review key decisions and to discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management.

The Board believes that the leadership of both the Board and TSYS by Mr. Woods is in the best interests of TSYS and its shareholders as it enhances communication between the Board and management and allows Mr. Woods to more effectively execute TSYS’ business plans and confront its challenges. The Board believes that the appointment of a strong independent Lead Director and the use of regular executive sessions of the non-management directors, along with the Board’s strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management.

Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing TSYS. A fundamental part of risk oversight is not only understanding the material risks the company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the Board of Directors in reviewing TSYS’ business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for TSYS. The Board recognizes that it is neither possible nor prudent to eliminate all risk. In fact, thoughtful and appropriate risk-taking is essential for TSYS to remain competitive and to achieve its long-term strategic objectives.

Oversight of Risk

•   The Board oversees risk management.

•   Board Committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•   TSYS management is charged with managing risk, through robust internal processes and effective internal controls.

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The Board exercises its oversight responsibility for risk both directly and through the Audit, Compensation, Corporate Governance and Nominating and Technology Committees. Management of TSYS, which is responsible for day-to-day risk management, maintains an enterprise risk management process. The enterprise risk management process is designed to identify and assess TSYS’ risks, and to develop steps to mitigate and manage risks. On at least an annual basis, our Chief Risk, Compliance and Privacy Officer presents a report to the full Board and the Board discusses the most significant risks that TSYS is facing and the steps management has taken or will take to mitigate those risks. In addition, the full Board is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairs. A summary of the risk oversight responsibilities of our committees is as follows:

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Audit Committee.    The Audit Committee has primary responsibility for overseeing TSYS’ enterprise risk management framework and programs. The Committee regularly discusses our major financial risk exposures, financial reporting, internal controls, key operational risks, market risks and compliance, and the enterprise risk management framework and programs. As is described in more detail below, the Audit Committee coordinates with the Technology Committee regarding risks related to technology, including information security and cybersecurity risks. TSYS’ executive management engages with and/or reports to the Committee on a regular basis to address high priority risks.

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Technology Committee.    The Technology Committee assists the Board and the Audit Committee in the oversight of TSYS’ management of risks regarding technology, information security, cybersecurity, disaster recovery and business continuity, including, but not limited to, risks in these five areas related to hardware, software, personnel, architecture, organizational structure, management, resource allocation, innovation, and research and development. The Committee oversees and reviews management’s assessment and management of these technology risks and regularly discusses with management TSYS’ risk appetite and strategy relating to these risks. In this regard, the Chief Information Officer, the Chief Information Security Officer and the Chief Technology Officer attend all meetings of the Committee and each periodically makes presentations to the full Board regarding technology risks, including information security and cybersecurity risks. With respect to communications between the Committee and the Board, the Chairman of the Technology Committee regularly reports to the Audit Committee at its meetings regarding the Committee’s activities. In addition, as noted above, the full Board is kept informed of the Technology Committee’s risk oversight and related activities through regular reports from the Committee’s Chair.

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Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance structure and processes, including board and committee composition, board size and structure, independence and risks arising from related party transactions.

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Compensation Committee.    The Compensation Committee oversees the risks associated with management resources, succession planning and management development and our compensation structure and programs, including evaluating and assessing risks arising from our compensation policies and practices for all employees, as discussed further below.

Management recently conducted a risk assessment to evaluate the risks associated with TSYS’ compensation practices, policies and programs for all employees, including the named executive officers. Management’s analysis was reviewed with the Compensation Committee at its February 2019 meeting. Based on this review and assessment, we do not believe our compensation programs encourage excessive or inappropriate risk-taking that is reasonably likely to result in a material adverse effect on TSYS.

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to TSYS’ long-term success. We value the views of our shareholders and we have both face-to-face meetings and conference calls with them during the year on subjects such as capital allocation, our performance, strategic direction, the regulatory environment, corporate governance and executive compensation in an effort to ensure that management and the Board understand and consider the issues that matter most to our shareholders and to enable TSYS to attempt to address them effectively. In addition, our senior management regularly participates in formal industry conferences, non-deal road shows and TSYS’ Investor Day for institutional investors and equity analysts.

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Board and Committee Evaluations

Our Board recognizes that a thorough, constructive evaluation process is an essential element of good corporate governance and enhances the Board’s effectiveness. Accordingly, each year our Board and committees conduct self-evaluations to, among other things, discuss overall Board performance and areas of focus including strategic and business issues, challenges and opportunities; assess the composition of the Board, including the background, qualifications, attributes, skills and experience represented on the Board to ensure it meets the current and anticipated needs of our business; assess their effectiveness and adherence to our Corporate Governance Guidelines and committee charters; assess whether Board and committee agendas and presentations are comprehensive; and identify opportunities to improve Board and committee performance through feedback received during the evaluation process. The results of the Board evaluation are reviewed by the Corporate Governance and Nominating Committee and summarized for the full Board and discussed. Each of the Board’s committees, except the Executive Committee, discusses its respective committee evaluation and reports the results of the evaluation to the full Board. Based on the evaluation results, changes in practices or procedures are considered and implemented, as appropriate. The Corporate Governance and Nominating Committee oversees the evaluation process and reviews the format of the evaluation process annually to ensure that actionable feedback is solicited on the operation and effectiveness of the Board and its committees.

Communicating with the Board

The Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the independent Lead Director, or the non-management directors individually or as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, One TSYS Way, Columbus, Georgia 31901 or by calling (888) 467-2881. These procedures are also available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.” The process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.

Board Composition

Nominating Process, Director Recruitment and Refreshment

The Corporate Governance and Nominating Committee reviews potential director candidates and recommends nominees to the Board for approval. The Committee assesses the size and composition of the Board each year and seeks input from each director with respect to the current composition of the Board in light of TSYS’ current and future business strategies as a means to identify any backgrounds or skill sets that may be helpful in maintaining or improving alignment between Board composition and our business. In assessing Board composition and selecting and recruiting director candidates, the Committee believes it is important to have a mix of experienced directors with a deep understanding of TSYS and others who bring a fresh perspective. In this regard, the Committee has recruited five new directors since the beginning of 2014. The Committee is aware that a long-tenured board and/or long-tenured directors may be believed by some to contribute to a lack of diversity and fresh perspectives, and may also diminish a director’s independence. The Committee appreciates these concerns and has been focused on director refreshment and succession planning for several years, which focus has resulted in expanded qualifications and diversity represented on the Board. The Committee intends to continue its focus on director refreshment and is committed to continuing to increase the Board’s diversity, including through the nomination of additional female and minority candidates as Board members. As a result of the Committee’s focus on director refreshment, the average tenure of the Board will be reduced from 15.1 years to 9.6 years at the Annual Meeting.

Director Qualifications and Diversity

Our Corporate Governance Guidelines contain Board membership criteria considered by the Committee in recommending nominees for a position on TSYS’ Board. Our Corporate Governance Guidelines are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.” The Committee believes that, at a minimum, a director candidate must possess the personal qualities of personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to our

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Director Stock Ownership Guidelines. The Committee considers, among other things, the following criteria when reviewing a director candidate and existing directors:

•	The extent of the director’s/potential director’s business, educational, governmental, non-profit or professional acumen and experience;

•

Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and our independence guidelines (where independence is desired);

•	Whether the director/potential director has the financial acumen or other professional or business experience relevant to an understanding of TSYS’ business; and

•

Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member.

In addition, in accordance with our Corporate Governance Guidelines, no person 75 years or older is eligible for election as a member of the Board.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director complement those of fellow director nominees to create a balanced Board with diverse viewpoints and deep expertise. Although the Board does not have a formal policy on diversity, the Board and the Committee believe that the background, attributes and qualifications of the directors, considered as a group, should provide a significant mix of attributes, experience, knowledge and abilities that will contribute to Board diversity as the Board and Committee believe that a variety of points of view contribute to a more effective decision making process. The Committee actively considers diversity in recruitment and nominations of directors. In this regard, of the five most recent additions to the Board, two were female (one of whom is African American), three are the youngest Board members and one is Hispanic. As noted under “Nominating Process, Director Recruitment and Refreshment” above, the Committee is committed to continuing to increase the Board’s diversity, including through the nomination of additional female and minority candidates as Board members.

Identifying and Evaluating Nominees

The Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed below). First, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee may use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. Director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee and other Committee members will interview the candidate and communicate the evaluation to executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

During 2018, the Committee sought to recruit additional Board members who align with TSYS’ long-term growth strategy and increase the Board’s diversity. Following consideration of candidates, including a comprehensive review of the candidates’ abilities and qualifications, the Committee recommended that Joia M. Johnson be elected to the Board. Ms. Johnson was recommended by the Chief Executive Officer.

Shareholder Candidates

The Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as our bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and

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Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with TSYS’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 50.

Certain Relationships and Related Transactions

Related Party Transaction Policy

The Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of TSYS, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) TSYS is a participant; and (3) any related party of TSYS (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of TSYS stock, or their immediate family members) has or will have a direct or indirect material interest.

In determining whether to approve or ratify a related party transaction, the Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to TSYS than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Board.

Related Party Transactions

Mack Paul Daffin, Jr., the son-in-law of director Philip W. Tomlinson, was employed by TSYS as a senior vice president during 2018. Mr. Daffin received $459,585 in compensation during 2018. John Dale Hester, the son-in-law of director Richard W. Ussery, was employed by TSYS as a senior vice president during 2018. Mr. Hester received $354,683 in compensation during 2018. Charles D. Todd, the brother of Paul M. Todd, Senior Executive Vice President and Chief Financial Officer of TSYS, was employed by TSYS as a vice president and assistant treasurer during 2018. Mr. Todd received $319,206 in compensation during 2018. None of the employees listed above is an executive officer of TSYS. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS. The employment relationships described above did not require review, approval or ratification under TSYS’ Related Party Transaction Policy as they began prior to the adoption of the policy by the TSYS Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following commercial relationships that were entered into on terms determined on an arm’s-length basis that were comparable to the terms provided by or to TSYS to similarly situated vendors and other parties in evaluating the independence of our independent directors and determined that they do not constitute a direct or indirect material relationship with TSYS. An entity of which Mr. Arroyo serves as an executive officer received payments from TSYS for communications services in the ordinary course of business during 2018, which payments were significantly less than the greater of two percent of the annual revenues for that entity or TSYS, or $1 million, and therefore satisfy the Board’s guidelines for independence. An entity of which Mr. Turner serves as executive chairman received payments from TSYS for the purchase of an asset in the ordinary course of business during 2018, which payments were significantly less than the greater of two percent of the annual revenues for that entity or TSYS, or $1 million, and therefore satisfy the Board’s guidelines for independence.

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 DIRECTOR COMPENSATION

The Corporate Governance and Nominating Committee is responsible for reviewing and recommending to the Board compensation programs for non-employee directors, which review is conducted annually. As part of this review, the Committee considers a variety of factors, including the significant amount of time expended, and the skill level required, by each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and the non-employee director compensation programs of the peer group of companies used for executive compensation purposes. TSYS does not pay directors who are employees for Board service in addition to their regular employee compensation. Also as part of its review of director compensation, the Committee periodically engages an outside consultant to report on director compensation practices and levels, but did not do so in 2018. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee about types and amounts of appropriate compensation for directors. There were no changes to director compensation for 2018.

The compensation program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of TSYS’ size; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

Cash Compensation of Directors

The annual cash retainer for non-employee directors is $85,000. Compensation Committee and Technology Committee members receive an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receive an additional cash retainer of $7,500 and Audit Committee members receive an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee receives a $7,500 cash retainer, the Chairpersons of the Compensation and Technology Committees receive a $10,000 cash retainer, the Chairperson of the Audit Committee receives a $15,000 cash retainer and the Lead Director receives a $22,500 cash retainer. In addition, directors may from time to time receive compensation for serving on special committees of the TSYS Board. Directors are not compensated for serving on the Executive Committee.

Deferral Program

Non-employee directors may elect to defer all or a portion of their cash compensation under the Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Mr. Driver deferred all cash compensation under this plan during 2018 and Ms. Johnson deferred board cash compensation, but not committee cash compensation, under this plan during 2018.

Equity Compensation of Directors

Non-employee directors receive an annual equity award with a fixed value of $135,000, awarded in the form of fully vested stock options or in the form of fully vested shares or any combination thereof at the director’s choice. These awards are designed to create equity ownership and to focus directors on the long-term performance of TSYS.

Charitable Award Program

Upon leaving the Board, directors may designate a non-profit organization to which TSYS will make a $50,000 charitable contribution. A director’s private foundation is not eligible to receive a donation under the Charitable Award Program.

Stock Ownership Guidelines

The equity awards to non-employee directors assist and facilitate directors’ fulfillment of their stock ownership requirements. TSYS’ Corporate Governance Guidelines require all directors to accumulate over time shares of TSYS stock equal in value to at least three times the value of their annual retainer for Board service. Directors have

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five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of TSYS’ directors to that of TSYS’ shareholders and the long-term performance of TSYS. All directors currently comply with our ownership guidelines.

The following table summarizes the compensation paid to non-employee directors during the year ended December 31, 2018.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
F. Thaddeus Arroyo	$95,000	$67,577	$67,527	—	$230,104
Kriss Cloninger III	127,500	135,070	—	—	262,570
Walter W. Driver, Jr.	100,000	67,577	67,527	—	235,104
Sidney E. Harris	130,000(3)	135,070	—	—	265,070
William M. Isaac	102,500	135,070	—	—	237,570
Joia M. Johnson	47,500	16,924	50,644	—	115,068
Mason H. Lampton	95,000	—	135,070	—	230,070
Connie D. McDaniel	132,500(3)	135,070	—	—	267,570
Richard A. Smith	95,000	67,577	67,527	—	230,104
Philip W. Tomlinson	85,000	135,070	—	—	220,070
John T. Turner	125,000(3)	135,070	—	—	260,070
Richard W. Ussery	95,000	135,070	—	—	230,070

(1)

This column represents the aggregate grant date fair value of fully vested shares awarded to the non-employee directors during 2018 who elected to receive fully vested shares as all or a portion of their equity compensation calculated in accordance with FASB ASC Topic 718. The non-employee directors other than Ms. Johnson who elected to receive fully vested shares were awarded fully vested shares on April 27, 2018 following their election to the Board on April 26, 2018, and the fair values of those awards were calculated using the closing stock price on April 27, 2018 of $83.12. Ms. Johnson, pursuant to her election to receive a portion of her equity compensation in the form of fully vested shares, was awarded fully vested shares on October 26, 2018, following her election to the board on October 22, 2018, and the fair value of her award was calculated using the closing stock price on October 26, 2018 of $91.48.

(2)

This column represents the aggregate grant date fair value of fully vested stock options awarded to non-employee directors in 2018 calculated in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model. Mr. Arroyo, Mr. Driver, Mr. Lampton and Mr. Smith elected to receive fully vested stock options as all or a portion of their equity compensation and were awarded fully vested stock options on April 27, 2018 following their election to the Board on April 26, 2018, the values of which were calculated using the closing stock price on April 27, 2018 of $83.12, which is the exercise price for the stock options. Ms. Johnson elected to receive fully vested stock options as a portion of her equity compensation and was awarded fully vested stock options on October 26, 2018 following her election to the Board on October 22, 2018, the value of which was calculated using the closing stock price on October 26, 2018 of $91.48, which is the exercise price for the stock options. For a discussion of the assumptions used in calculating the values of the stock option awards reported in this column, see Note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2018. At December 31, 2018, Mr. Arroyo held 5,954, Mr. Cloninger held 38,136, Mr. Driver held 41,828, Mr. Harris held 22,310, Mr. Isaac and Ms. McDaniel each held 21,117, Ms. Johnson held 2,407, Mr. Lampton held 47,847, Mr. Smith held 3,692, Mr. Tomlinson held 14,066, Mr. Turner held 49,774 and Mr. Ussery held 6,520 vested unexercised stock options that were awarded as director compensation. The stock options granted on April 27, 2018 expire on April 26, 2028 and the stock options granted on October 26, 2018 expire on October 25, 2028.

(3)	This amount includes a $10,000 cash retainer for Special Committee service during 2018.

Mr. Tomlinson’s Consulting Arrangement

As was described in our Proxy Statements for the four prior years, we entered into certain agreements with Mr. Tomlinson in connection with his retirement as an executive officer of TSYS, one of which is a Consulting Agreement. The Consulting Agreement will commence upon Mr. Tomlinson’s retirement as a director at the Annual Meeting. He has agreed to serve as a consultant to us for a period of two years following his retirement as a director, providing consulting services related to business development, maintenance of client relationships, executive and board development and such other matters as may be requested by the Chief Executive Officer. We will pay Mr. Tomlinson $500,000 per year during the term of the Consulting Agreement.

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 PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our Board of Directors is pleased to present the nine nominees listed on pages 16 through 18 of this Proxy Statement for election as directors at the Annual Meeting. All of the nine nominees are currently serving on our Board and were elected by shareholders at the 2018 Annual Meeting, except Ms. Johnson who was elected by the Board in October 2018. Mr. Isaac, Mr. Lampson, Mr. Tomlinson and Mr. Ussery, current members of our Board, will not be standing for re-election at the Annual Meeting. We thank each of them for their outstanding service. Our directors determine the size of the Board and for purposes of the Annual Meeting, the number is fixed at nine. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the nine nominees named in this Proxy Statement.

Nominees for Election as Directors

All nominees for director have been nominated by the Corporate Governance and Nominating Committee and approved by the Board for election as directors and, if elected, will hold office until the 2020 Annual Meeting. The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

The nine nominees for director were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Director Qualifications and Diversity” on page 10, after which review our Board concluded that these directors should be nominated for re-election. The Committee evaluates each individual in the context of the Board as a whole with the objective of recommending a group of directors that can best perpetuate the success of TSYS’ business and represent the long-term interests of shareholders. The Board believes that our director nominees have a diversity of qualifications, attributes, skills and experience that meet this objective as reflected below.

BOARD NOMINEE COMPOSITION

(Nine Nominees)

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Below are summaries of the business experience and other specific skills, attributes and qualifications of each nominee.

The Board of Directors Recommends That You Vote “FOR” All of the Following Nominees.

F. Thaddeus Arroyo

Age 54 Director since 2017 Technology Committee Chair Executive Committee

Mr. Arroyo has served as Chief Executive Officer of AT&T Business, AT&T Inc., a telecommunications provider, since the beginning of 2017. From 2001 until 2017, Mr. Arroyo served in various capacities with AT&T, including Chief Executive Officer, AT&T Mexico, LLC. Mr. Arroyo served in various capacities with Sabre, Inc. from 1992 until 2001, including Senior Vice President, Information Technology Services. Mr. Arroyo is a board member of the National Center for Women in Technology and the Hispanic IT Executive Council, a Governance Fellow with the National Association of Corporate Directors and serves on the Southern Methodist University Cox School of Business Executive Advisory Board. Mr. Arroyo is a graduate of the University of Texas at Arlington and he earned a Masters degree in business administration from Southern Methodist University Cox School of Business. Mr. Arroyo’s technology innovation and execution expertise, his cybersecurity experience, his global business experience, his leadership skills and his mergers and acquisitions experience provide invaluable resources to the TSYS Board as TSYS expands its offering of payment services and manages technology risks.

Kriss Cloninger III

Age 71 Director since 2004 Lead Director Compensation Committee Chair Executive Committee

Mr. Cloninger served as President and as a director of Aflac Incorporated, an insurance holding company, from 2001 until his retirement as an officer and director at the end of 2017. Mr. Cloninger also served as Chief Financial Officer of Aflac from the time he joined the company in 1992 until 2015. Mr. Cloninger serves as a director of Tupperware Brands Corporation and is Chair of its Compensation Committee. Mr. Cloninger’s business experience includes serving as a principal with KPMG LLP. Mr. Cloninger is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Cloninger is a graduate of the University of Texas at Austin and he earned a Masters degree in business administration from the University of Texas at Austin. In addition to Mr. Cloninger’s leadership skills, his risk management experience and his expertise in corporate strategy development, Mr. Cloninger’s experience as a principal financial officer of a public company with a strong international business provides an important perspective to the TSYS Board as TSYS expands internationally.

Walter W. Driver, Jr.

Age 73 Director since 2002 Compensation Committee Technology Committee

Mr. Driver has served as Chairman-Southeast of Goldman, Sachs & Co., an investment banking and securities firm, since 2006. Mr. Driver practiced law with the law firm of King & Spalding from 1970 until 2006, and served as Managing Partner or Chairman of the firm from 1999 until 2006. Mr. Driver’s law practice focused on many aspects of representation of financial institutions, including financing transactions. Mr. Driver previously served as a director of Equifax Inc. Mr. Driver is a graduate of Stanford University and he earned a law degree from the University of Texas School of Law. In addition to Mr. Driver’s global business experience and his merger and acquisition experience, Mr. Driver’s legal training and experience, his negotiating skills, risk assessment skills and understanding of complex financial transactions benefit the TSYS Board in its discussion of strategic matters.

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Sidney E. Harris

Age 69 Director since 1999 Audit Committee Technology Committee

Mr. Harris served as a professor at Georgia State University from 1997 until his retirement in 2014. From 1997 until 2004, Mr. Harris also served as the Dean of the J. Mack Robinson College of Business at Georgia State University. In 1987, Mr. Harris joined the faculty of the Peter F. Drucker Graduate School of Management at the Claremont Graduate School and served as Dean of Drucker from 1991 until 1996. His research has focused on strategy implementation, general management and the strategic use of information in the strategy, structure and culture of high performance organizations. He has lectured internationally at several universities, is a member of the board of the Mutual Fund Directors Forum and previously served as a member of the board of the Society of International Business Fellows. Mr. Harris serves as a director of the Virtus Mutual Fund Family. Mr. Harris previously served as a director of the RidgeWorth Funds, the Multi-Manager Portfolio Funds, The ServiceMaster Company and Transamerica Investors, Inc. Mr. Harris is a graduate of Morehouse College and he earned a PhD in operations research at Cornell University. Mr. Harris’ knowledge of best practices in executive management, familiarity with international business practices and expertise in corporate strategy implementation, risk management and technology help the TSYS Board address challenges that TSYS encounters as it manages enterprise risk.

Joia M. Johnson

Age 59 Director since 2018 Compensation Committee

Ms. Johnson has served as the Chief Administrative Officer of Hanesbrands Inc., a marketer of innerwear and activewear apparel, since October 2016 and as its General Counsel and Corporate Secretary since January 2007. From 2001 until 2007, Ms. Johnson served as Executive Vice President, General Counsel and Corporate Secretary of RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator. Ms. Johnson also serves as a director of Crawford & Company, the world’s largest independent provider of claims management solutions to the risk management and insurance industry, is the Chair of its Compensation Committee and a member of its Audit Committee. Ms. Johnson is a board member and past Chair of the American Arbitration Association and a member of the Executive Leadership Counsel, Society of International Business Fellows and the National Association of Corporate Directors. Ms. Johnson is a graduate of Duke University, earned a Masters degree in business administration from The Wharton School of Business and earned a law degree from the University of Pennsylvania School of Law. Ms. Johnson’s global leadership experience over several corporate functions for a publicly traded company including legal, human resources, corporate social responsibility, government and trade relations, real estate, and corporate security and her domestic and global mergers and acquisitions experience are a valuable asset to the TSYS Board.

Connie D. McDaniel

Age 60 Director since 2014 Audit Committee Chair Corporate Governance and Nominating Committee Executive Committee

Ms. McDaniel served as Vice President and Chief of Internal Audit of The Coca-Cola Company, a beverage company, from 2009 until her retirement in 2013. Prior to 2009, Ms. McDaniel served for over 20 years in various capacities with The Coca-Cola Company, including Vice President Global Finance Transformation and Vice President and Controller. She also held finance leadership positions with The Coca-Cola Company in Operating Units in both Germany and Thailand. Ms. McDaniel serves as a director of the Virtus Mutual Fund Family. Ms. McDaniel has previously served as a director of the RidgeWorth Funds, and Chaired its Audit Committee. Ms. McDaniel is a graduate of Georgia State University. Ms. McDaniel’s experience as the chief audit executive of a public company, her financial expertise, her merger and acquisition experience and her international business experience provide valuable resources to the TSYS Board as TSYS expands internationally and manages financial reporting and enterprise risk.

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Richard A. Smith

Age 65 Director since 2017 Compensation Committee

Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of Realogy Holdings Corp. (“Realogy”), a residential real estate services company with both company-owned real estate brokerage operations and real estate franchising operations as well as relocation, title and settlement services, from 2006 until his retirement as an officer and director at the end of 2017. From 1996 until 2006, Mr. Smith served in various capacities with Cendant Corporation, the then owner of Realogy, including President and Chief Executive Officer of Realogy as a division of Cendant. Mr. Smith served as Chairman and Chief Executive Officer of the Real Estate Services Division of Cendant Corporation from 1996 until 2006, when the Division was spun off to create Realogy. Mr. Smith serves as a director of One Main Financial. Mr. Smith is a former member of the Business Roundtable, previously served as a member of the executive committee of the Policy Advisory Board for Harvard University’s Joint Center for Housing Studies and previously served as a commissioner on the Bipartisan Policy Center’s Housing Commission. Mr. Smith is a graduate of Columbus State University and he earned a Masters of Science degree from Troy State University. Mr. Smith’s experience as the chief executive officer of a public company, his merger and acquisition experience and his leadership experience are a valuable asset to the TSYS Board.

John T. Turner

Age 62 Director since 2003 Corporate Governance and Nominating Committee Chair Audit Committee Executive Committee

Mr. Turner has served as Chairman of the Board of the W.C. Bradley Co., a privately held consumer products and real estate company, since April 2018. From 1979 until 1999, Mr. Turner served in various capacities with the W.C. Bradley Co. and/or its subsidiaries, including President of Bradley Specialty Retailing, Inc. From 1999 until 2018, Mr. Turner continued to serve as a director of the W.C. Bradley Co. and was also actively involved in initiatives encompassing a variety of entrepreneurial, social and environmental interests. Mr. Turner is a graduate of Vanderbilt University. Mr. Turner’s experience in business management, corporate strategy development, including international business, mergers and acquisitions and risk assessment provide the TSYS Board with a valuable perspective on matters relating to TSYS’ strategic growth and enterprise risk management.

M. Troy Woods

Age 67 Director since 2003 Chairman, President and Chief Executive Officer Executive Committee	Mr. Woods was elected President and Chief Executive Officer of TSYS in July 2014, and assumed the position of Chairman of the Board in April 2015. Mr. Woods stepped down as President in May 2016 and reassumed the office in October 2017. From 1987 until 2014, Mr. Woods served in various capacities with TSYS, including President and Chief Operating Officer. Mr. Woods is a graduate of Columbus State University, the University of Virginia’s Graduate School of Retail Bank Management and Louisiana State University’s School of Banking of the South. Mr. Woods is also a member of the Columbus State University Board of Trustees. Mr. Woods’ business experience includes service in the financial services industry in a variety of capacities, including as a senior vice president of consumer lending. Mr. Woods has been involved in directing TSYS’ international expansion, strategic planning activities, mergers and acquisitions, negotiations with major clients and the continual improvement of TS2, TSYS’ core payments engine, and TSYS’ technology innovation. Mr. Woods’ extensive knowledge of TSYS’ business, technology, operations and employees, risk management and negotiating skills, as well as his extensive experience in the payment services and financial services industries provide invaluable resources to TSYS’ Board.

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements and our internal control over financial reporting. The Committee has appointed the firm of KPMG LLP as the independent auditor for TSYS for 2019. KPMG has served as our independent auditor since 1983. In accordance with SEC rules, a new Lead Engagement Partner is designated at least every five years to provide a fresh perspective. A new Lead Engagement Partner was designated for 2019 in consultation with the Audit Committee.

The Committee annually reviews KPMG’s independence and performance in deciding whether to retain KPMG or engage another firm as our independent auditor. In the course of these reviews, the Committee considers, among other things, the quality and efficiency of the services provided by the independent auditor and KPMG’s historical and recent performance on the TSYS audit. Based on this review and discussions with senior management, the Committee believes that retaining KPMG is in the best interests of TSYS.

Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

The Board of Directors Recommends That You Vote “FOR” the Ratification of the Appointment of KPMG LLP as the Independent Auditor.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2018 and December 31, 2017 and fees billed for other services rendered by KPMG during those periods.

	2018	2017
Audit Fees(1)	$3,293,175	$2,891,813
Audit Related Fees(2)	2,998,601	2,784,675
Tax Fees(3)	88,907	7,856
All Other Fees	-0-	-0-
Total	$6,380,683	$5,684,344
(1)

Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)

Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and assurance related services associated with Service Organization Control reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. The Committee has considered whether the provision of the non-audit services set forth in the table under “Audit and Non-Audit Fees” above is compatible with maintaining KPMG’s independence and has concluded that it is.

TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically pre-approve permissible non-audit services classified as All Other Services.

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Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. The Chair must report any pre-approval decisions made by her to the Committee at its next scheduled meeting.

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 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 5 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and of the effectiveness of TSYS’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of KPMG. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG TSYS’ audited financial statements as of and for the year ended December 31, 2018;

•	Discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the PCAOB; and

•

Received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

The Audit Committee

Connie D. McDaniel, Chair

Sidney E. Harris

John T. Turner

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 EXECUTIVE OFFICERS

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS

M. Troy Woods(1)	67	Chairman, President and Chief Executive Officer

G. Sanders Griffith, III(2)	65	Senior Executive Vice President, General Counsel and Secretary

Paul M. Todd(3)	48	Senior Executive Vice President and Chief Financial Officer

Patricia A. Watson(4)	52	Senior Executive Vice President and Chief Information Officer

(1)	As Mr. Woods is also a director of TSYS, relevant information pertaining to his position with TSYS is set forth under the caption “Nominees for Election as Directors” on page 15.

(2)	G. Sanders Griffith, III was elected as Senior Executive Vice President of TSYS in January 2008, Secretary of TSYS in 1995 and General Counsel of TSYS in 1988.

(3)

Paul M. Todd was elected as Senior Executive Vice President and Chief Financial Officer of TSYS effective July 2014. From 2008 until 2014, Mr. Todd served as Executive Vice President of Strategy, Mergers and Acquisitions, Product and Marketing of TSYS.

(4)

Patricia A. Watson was elected as Senior Executive Vice President and Chief Information Officer of TSYS in September 2015. From 2013 until 2015, Ms. Watson served as Vice President and Chief Information Officer of The Brink’s Company. From 2007 until 2012, Ms. Watson served as Senior Technology Executive with Bank of America’s Treasury, Credit and Payments division.

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STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2018.

Name	Shares of TSYS Stock Beneficially Owned with Sole Voting and Investment Power as of 12/31/18	Shares of TSYS Stock Beneficially Owned with Shared Voting and Investment Power as of 12/31/18	Total Shares of TSYS Stock Beneficially Owned as of 12/31/18(1)(2)	Percentage of Outstanding Shares of TSYS Stock Beneficially Owned as of 12/31/18
F. Thaddeus Arroyo	1,271	—	7,225	*

Kriss Cloninger III	30,152	—	68,288	*

Walter W. Driver, Jr.	25,975	—	67,803	*

G. Sanders Griffith, III	178,805	1,683	263,628	*

Sidney E. Harris	23,691	—	46,001	*

William M. Isaac	13,721	—	34,838	*

Joia M. Johnson	185	—	2,592	*

Mason H. Lampton	33,131	14,827	95,805	*

Connie D. McDaniel	11,521	—	32,638	*

Richard A. Smith	1,728	—	5,420	*

Paul M. Todd	50,018	—	149,948	*

Philip W. Tomlinson	98,116	226,918	494,759	*

John T. Turner	2,846	1,279,026	1,331,646	*

Richard W. Ussery	130,225	—	136,745	*

Patricia A. Watson	25,652	—	56,267	*

M. Troy Woods	399,286	54,722	894,034	*

Directors and Executive Officers as a Group (16 persons)	1,026,323	1,479,060	3,687,637	2.0
*	Less than one percent of the outstanding shares of TSYS stock.

(1)

The totals shown in the table above for the non-employee directors include options for: Mr. Arroyo to purchase 5,954 shares, Mr. Cloninger to purchase 38,136 shares, Mr. Driver to purchase 41,828 shares, Mr. Harris to purchase 22,310 shares, each of Mr. Isaac and Ms. McDaniel to purchase 21,117 shares, Ms. Johnson to purchase 2,407 shares, Mr. Lampton to purchase 47,847 shares, Mr. Smith to purchase 3,692 shares, Mr. Tomlinson to purchase 267,841 shares, Mr. Turner to purchase 49,774 shares and Mr. Ussery to purchase 6,520 shares, and for each of the individuals listed below includes options to purchase the number of shares shown below. These options are all of the options held by TSYS’ directors and the named executive officers that were exercisable on, or became exercisable within 60 days after, December 31, 2018.

Name	Stock Options

G. Sanders Griffith, III	79,702

Paul M. Todd	99,930

Patricia A. Watson	30,615

M. Troy Woods	440,026

Directors and Executive Officers as a Group (16 persons)	1,178,816
(2)

The totals shown in the tables above include no pledged shares, as TSYS’ directors and the named executive officers own no pledged shares. Shares that are pledged are not included when calculating whether directors and executive officers are in compliance with director and executive officer stock ownership guidelines. The total shown in the table above for Mr. Griffith includes 3,438 shares for which he possessed sole voting power and no investment power.

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 EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis that follows explains TSYS’ executive compensation program applicable to the following “named executive officers” whose 2018 compensation information is provided in the series of tables following this discussion:

•	M. Troy Woods, Chairman, President and Chief Executive Officer;

•	Paul M. Todd, Senior Executive Vice President and Chief Financial Officer;

•	Patricia A. Watson, Senior Executive Vice President and Chief Information Officer; and

•	G. Sanders Griffith, III, Senior Executive Vice President, General Counsel and Secretary.

TSYS has four executive officers as set forth under “Executive Officers” on page 22.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview

TSYS’ executive compensation programs align the interests of TSYS’ executives with those of our shareholders by tying a significant portion of their total compensation directly to our short-term and long-term business results. The Compensation Committee (the “Committee”) reviews the program components, targets and payouts on an annual basis to ensure our pay-for-performance alignment. Executive performance is evaluated against both short- and long-term goals with targets and metrics that are directly linked to our annual operational and long-term strategic goals. We believe that the design of our executive compensation program provides a clear link to shareholder value by focusing our executives on achieving key financial and strategic business objectives and rewarding them when those objectives are achieved.

2018 Say-on-Pay Vote and Shareholder Outreach

At our 2018 Annual Meeting, we asked shareholders to approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for that meeting. Shareholders responded favorably with over 96% of the votes cast in favor of approval. The Board and the Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy strong shareholder support.

In light of the strong shareholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Board and the Committee did not make any material changes to our executive compensation program for 2019 in response to the 2018 say-on-pay vote. Future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of our executive compensation program with the interests of TSYS and its shareholders. The Board and the Committee intend to continue our annual shareholder outreach program pursuant to which we discuss, or offer to discuss, with all shareholders holding approximately 1% or more of TSYS’ shares their views on general governance issues as well as compensation related matters or any concerns they may have concerning TSYS’ practices.

2018 Performance Highlights

TSYS delivered strong financial and business performance in 2018. Highlights include the following:

•	Total revenues were $4.03 billion, a decrease of 18.3% over 2017. The decrease is the result of adopting ASC 606.

•	Net revenue (non-GAAP), which excludes reimbursable items, interchange and payment network fees, was $3.82 billion, an increase of 12.2% over 2017.

•

Net income attributable to TSYS common shareholders was $576.7 million, a decrease of 1.6% over 2017. The decrease is the result of $135.9 million of tax benefit from the Tax Cuts and Jobs Act in the fourth quarter of 2017. Diluted EPS were $3.14, a decrease of 0.8% over 2017.

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•	Adjusted earnings (non-GAAP) were $821.3 million, an increase of 31.6% over 2017. Adjusted diluted EPS (non-GAAP) were $4.47, an increase of 32.7% over 2017.

•	We completed the acquisition of Cayan, a payment technology company focused on integrated payment solutions and merchant acquiring.

For 2018, we used three performance metrics for our executive compensation program: adjusted diluted EPS, net revenue and relative total shareholder return which is our share performance compared to the companies in the S&P 500 (“Relative TSR”).(1)

Key Performance Metrics

(1)

Adjusted diluted EPS and net revenue are non-GAAP financial measures. Adjusted diluted EPS is adjusted earnings divided by weighted average diluted shares outstanding used for diluted EPS calculations. Adjusted earnings is net income excluding the after-tax impact of share-based compensation expenses, amortization of acquisition intangibles, merger and acquisition expenses for completed acquisitions and litigation, claims, judgments or settlement expenses and related legal expenses. Net Revenue is total revenues less reimbursable items (such as postage) as well as merchant acquiring interchange and payment network fees charged by the card associations or payment networks that are recorded by TSYS as expense. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see the Appendix of this Proxy Statement. TSR is cumulative stock price appreciation plus reinvestment of all dividends.

Compensation Components and Linking Pay with Performance

The primary components of our named executive officers’ total compensation are base salary, annual cash incentive awards through the Annual Incentive Program (“AIP”), annual equity-based awards through our Long-Term Incentive Program (“LTIP”) and retirement and other employee benefits.

•	Base salary provides our named executive officers with fixed periodic cash payments.

•

AIP provides cash awards to our named executive officers based on our performance against Committee-approved pre-established short-term performance goals aligned with our annual operating plan. Our performance goals for the 2018 AIP are based on net revenue growth and adjusted diluted EPS growth.

•	LTIP provides the following two forms of equity grants to our named executive officers:

-	40% is in the form of stock options, which align a significant portion of our named executive officers’ total pay to value created for our shareholders through increases in our stock price; and

-

60% is in the form of multi-year performance shares, which link an element of our named executive officers’ pay to achievement of three-year goals established for key performance metrics. Our performance goals for the 2018 LTIP are based on adjusted diluted EPS growth and Relative TSR.

We focus on creating long-term value for our shareholders. Our executive compensation program is weighted considerably toward long-term equity awards. This practice creates a substantial retention incentive, encourages our executive officers to focus on TSYS’ long-term success and aligns with the long-term interests of our shareholders. The Committee considers our annual operating plan and long-term strategic goals when establishing our AIP and LTIP performance measures and goals.

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2018 Compensation Committee Actions and Results

•

Mr. Woods’ target compensation opportunity for base salary, the AIP and the LTIP was increased for 2018 as described under “2018 CEO Compensation Changes” below. The LTIP target award opportunity for the other named executive officers was increased as described under “LTIP Award Opportunities” below.

•

Base salaries for the named executive officers other than Mr. Woods were increased in a range of approximately 3% to 6% taking into consideration the performance of each executive and their pay relative to our peer group.

•	Based on our performance against the 2018 AIP performance goals for growth in net revenue and adjusted diluted EPS, AIP incentive awards were earned at 188.15% of the target award opportunity.

•

Based on our performance against the LTIP performance goals of adjusted diluted EPS and relative TSR for the 2016-2018 performance period, performance shares were paid in TSYS shares at 195.83% of the target award opportunity.

Pay for Performance

The graphs below show the approximate percentage of the CEO’s and the other named executive officers’ 2018 target total direct compensation that is performance-based compensation and nonperformance-based compensation. For purposes of the graphs below, performance-based compensation is comprised of AIP incentive awards, stock options and performance shares. The percentage of performance-based compensation listed above each chart is calculated by dividing (i) the value of performance-based compensation at target by (ii) the amount of target total direct compensation, which includes performance-based compensation plus 2018 base salary. The mix of actual pay delivered to executives may vary significantly from the charts based on the level of achievement against AIP and LTIP performance goals.

Best Practices

Our compensation practices embody good corporate governance and reflect best practices within executive compensation:

Emphasis on Performance-based Compensation:    A significant percentage, 89% for our CEO, of the target total direct compensation awarded to our executive officers is in the form of performance-based compensation that is tied to the achievement of performance goals or increase in share value.

Clawback Policy: TSYS may recover incentive compensation paid or awarded to executive officers in certain circumstances.

Double-Trigger Change of Control Provisions:    Our change of control agreements and equity award agreements require both a change of control of TSYS and actual or constructive termination of employment before change in control benefits are triggered. In addition, our equity award agreements subsequent to 2011 provide for pro rata vesting.

Significant Stock Ownership Guidelines: Our executives must hold a significant amount of TSYS stock. Our CEO and other executive officers exceed our guidelines.

Independent Compensation Consultant:    The Committee selects and directly engages its own executive compensation consultant. The Committee must pre-approve the engagement by management of this executive compensation consultant for any other purpose, subject to a de minimis exception.

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No Tax Gross-Up Policy:    Agreements adopted or materially amended after December 2011 will not provide for tax gross-up payments to executive officers. If a change of control had taken place on December 31, 2018, no executive officer would have received a tax gross-up payment if his or her employment was terminated.

No Backdating or Repricing of Stock Options: Stock options are never backdated or issued with below-market exercise prices. Stock options are never re-priced without shareholder approval.

No Hedging Policy and Restrictions on Pledging:    Our executive officers and directors may not engage in hedging transactions designed to off-set decreases in the market value of TSYS stock. Our pledging policy prohibits any pledging of TSYS shares by directors and executive officers except in situations, and on conditions, pre-approved by the Corporate Governance and Nominating Committee of TSYS.

No Employment Agreements: None of our executive officers has an employment agreement.

No Discretionary Cash Bonuses: The Committee does not authorize discretionary cash bonuses except in exceptional circumstances.

Additional information with respect to the items listed above can be found in the following pages of this CD&A.

Elements of Compensation

The primary elements of compensation in TSYS’ executive compensation program are summarized in the table below.

Compensation Element	Objective	Key Features
Base Pay	To provide a fixed level of cash compensation for executive officers commensurate with their respective skills, responsibilities, experience and performance.	Reviewed annually and adjusted based on an executive’s performance and positioning relative to our Benchmarking Group.
AIP — performance-based cash annual incentive awards	To align executive officer compensation to specified financial results and to reward for successful execution of TSYS’ annual operating plan.	AIP incentive award payments are based on the achievement of Committee-approved performance goals.
LTIP — annual performance shares and stock options and special equity grants	To align interests of executive officers with shareholders and to reward executive officers for the achievement of the goals necessary to successfully implement TSYS’ strategic plan.

Target value of annual equity awards is a multiple of base pay. 40% of annual target value is granted in the form of stock options and 60% of annual target value is granted in the form of performance shares. Performance shares are subject to attainment of Committee-approved performance goals over a three-year period.

Special equity grants are made only in unique circumstances and have varying features.

Retirement Savings Plan — a tax qualified plan that allows 401(k) deferrals	To provide retirement income for executive officers.	Broad-based retirement plan. TSYS may make discretionary contributions based on profits and provides 401(k) matching contributions. TSYS contributions are fully vested after two years of service.
Deferred Compensation Plan — a nonqualified plan	To provide additional retirement savings and income deferral opportunities for executive officers.

Executive officers can elect to defer a portion of their base salary and cash incentives under the AIP.

TSYS contributes an amount equal to the amount that would have been contributed to the Retirement Savings Plan but for IRS limits, and matches deferrals at the same rate it matches 401(k) contributions.

Perquisites	To provide minimal personal benefits for executive officers to align our compensation program with competitive practices.	Represents an insignificant proportion of an executive’s total compensation.

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2018 CEO Compensation Changes

In 2017 and early 2018, the Committee evaluated Mr. Woods’ compensation relative to his performance, TSYS’ performance and compensation levels of CEO’s in our peer group. As a result of this evaluation, the Committee determined to increase Mr. Woods’ target compensation opportunity in January 2018 to ensure Mr. Woods’ pay is competitive and aligned with TSYS’ performance, to provide the appropriate reward structure and to provide the opportunity for Mr. Woods to be rewarded for successfully driving TSYS’ strategic plan, enabling value creation during and beyond his tenure. Specifically, the Committee increased Mr. Woods’ base salary from $900,000 to $1,000,000, increased his AIP incentive award target opportunity from 125% to 150% and increased his LTIP target award opportunity from 450% to 650%. The changes positioned Mr. Woods’ total target direct compensation near the 50th percentile of TSYS’ peer group.

Executive Compensation Program

Compensation Philosophy and Objectives

TSYS’ executive compensation program aligns to shareholder value and attracts, motivates and retains an exceptionally talented executive team with the skills and vision required for us to become the leading global payment solutions provider. We structure our program to accomplish our key objectives by focusing on our core principles and aligning executive pay with TSYS’ performance.

Core Principles

Our executive compensation program reflects these core principles:

•	align management’s interests with the long-term interests of shareholders;

•	provide compensation on the basis of performance that supports key financial and strategic business outcomes;

•	attract, motivate and retain top talent to lead our businesses;

•	reinforce a culture of integrity through our corporate governance initiatives to support sustainable business growth;

•	manage compensation risk in the context of our business strategies; and

•	limit perquisites to those that are reasonable and appropriate.

We believe that our 2018 executive compensation program successfully implements these principles and incorporates best practices in executive compensation.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee is responsible to our Board for overseeing the development and administration of our compensation policies and program for executive officers. The Committee, which consists of five independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among its duties, the Committee is responsible for establishing the compensation recommendations for our CEO and reviewing and approving all compensation recommendations for our executive officers, including:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•	Evaluation of the competitiveness of each executive officer’s total compensation package; and

•	Approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts.

The Committee is supported in its work by the Chief Human Resource Officer, his staff and an independent executive compensation consultant, as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

Role of Management

Our CEO does not participate in the Committee’s deliberations or decisions with regard to his compensation. However, within the framework of the compensation programs approved by the Committee and based on management’s review of market competitive positions, each year our CEO provides input to the Committee

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regarding the performance and appropriate compensation of the other named executive officers. These recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations. The Committee reviews our CEO’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion.

Role of the Compensation Consultant

The Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. The Committee directly engaged Meridian Compensation Partners LLC (“Meridian”) in 2018 to advise on executive compensation matters. The Committee’s consultant provides general observations and market analysis on TSYS’ compensation programs, but it does not determine or recommend the amount of compensation for our named executive officers.

Following is a description of the consultant’s duties:

•	reviews and makes recommendations on the benchmarking peer group;

•	provides executive compensation market benchmark information;

•	provides an equity usage analysis compared to the peer group;

•	provides executive tally sheets;

•	attends meetings of the Committee;

•	provides information, research and analysis pertaining to executive compensation;

•	updates the Committee on market trends, changing practices and regulatory matters pertaining to executive compensation; and

•	reviews TSYS’ executive compensation strategy and program to ensure appropriateness and market-competitiveness.

The Committee recognizes the benefit of receiving objective advice from its executive compensation consultant and has implemented a pre-approval policy that requires the approval of the Committee before TSYS management can engage the executive compensation consultant for the Committee to provide additional services, other than the purchase of national and international compensation surveys for fees that do not exceed $25,000 in any fiscal year. During 2018, Meridian did not provide any services to TSYS other than its advice to the Committee on executive compensation issues.

The Committee considered the independence of Meridian in light of SEC rules and NYSE listing standards. The Committee requested and received a letter from Meridian addressing its independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee considered these factors and determined that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Committee.

Role of Peer Companies and Benchmarking

The Committee uses publicly reported information from companies that we consider as peers when reviewing the compensation of the named executive officers and evaluating performance-based compensation plans. This process is often referred to as “benchmarking.” We believe that benchmarking should be a point of reference for measurement, not determinative of the named executive officers’ compensation or the performance-based plans.

The “Benchmarking Group” was selected after considering companies that compete with TSYS for executive talent within similar industries and with similar financial attributes and performance. Peer companies used by proxy advisors were also considered. The Benchmarking Group is reviewed annually. As part of ongoing efforts to ensure that appropriate companies are included in the Benchmarking Group, the Committee reviewed the Benchmarking Group for 2018. No changes were made to the Benchmarking Group for 2018. For 2018, the median revenue size of the Benchmarking Group was $3.7 billion.

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Companies in the 2018 Benchmarking Group are:

Alliance Data Systems Corporation	Euronet Worldwide, Inc.	PayPal Holdings, Inc.

Broadridge Financial Solutions, Inc.	Fidelity National Information Services, Inc.	Paychex, Inc.

Convergys Corporation	First Data Corporation	Moneygram International, Inc.

CoreLogic, Inc.	Fiserv, Inc.	Worldpay, Inc.(1)

DST Systems, Inc.	Global Payments Inc.	VeriFone Systems, Inc.

Equifax Inc.	Jack Henry & Associates, Inc.	The Western Union Company

(1)	Vantiv, Inc. acquired Worldpay, Inc. in January 2018 and renamed the company Worldpay, Inc.

TSYS used data derived from the 2018 Benchmarking Group to benchmark our named executive officers’ base salaries, short-term incentive awards, long-term incentive awards and target total direct compensation. The Committee considered the market median when setting total compensation, but it did not target a specific market position and used comparative market data at the 25th, 50th and 75th percentiles only as reference points to guide its decision making of the type and amount of compensation based on its own evaluation.

Tally Sheets

The Committee reviews tally sheets for the named executive officers annually to provide a holistic review of each executive’s aggregate compensation. Tally sheets present the dollar amount of each element of the named executive officer’s compensation package, including base salary, AIP incentive awards, current LTIP target award, perquisites, health and welfare benefits, contributions to the qualified Retirement Savings Plan and the non-qualified Deferred Compensation Plan and outstanding equity awards. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, death, disability, involuntary termination for cause and voluntary or involuntary termination without cause.

Tally sheets provide a summary of all elements of an executive’s compensation package, as well as information on wealth accumulation, so that the Committee can analyze both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation to determine whether the executive’s compensation is reasonable.

Elements of Compensation

The primary elements of compensation in TSYS’ executive compensation program are discussed below.

2018 Base Pay

Base pay provides our executives with a level of compensation commensurate with their respective skills, responsibilities, experience and performance. It is the amount paid to an executive for effectively performing his or her job on a daily basis.

To ensure that base pay is competitive, TSYS benchmarks an executive’s base pay against base pay paid by our Benchmarking Group. Each executive’s current base pay is compared to market information for that position, with an emphasis on the market median, using proxy statement information from our Benchmarking Group. After reviewing the benchmarking data, the Committee establishes a competitive base salary for each executive.

In addition to market comparisons of similar positions at our peer companies, individual performance may affect base pay. Comparison of an executive’s base pay to the base pay of other TSYS executives may also be a factor in establishing base pay, especially with respect to positions for which there is no clear market match in benchmarking data. Because of the process used to establish base pay, large increases generally occur only when an executive is promoted into a new position. Base pay is not directly related to TSYS’ performance, except over the long term, since revenues are used in benchmarking base pay against our Benchmarking Group.

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In addition to the increase in base salary for Mr. Woods described above under “2018 CEO Compensation Changes”, for 2018 the other named executive officers received increases in base pay in a range of approximately 3% to 6% based on each executive officer’s performance over the prior year and a review of base salaries among the Benchmarking Group. Base salaries for the named executive officers were increased for 2018 as follows:

Executive	2017 Base Salary	2018 Base Salary	Percentage Increase
M. Troy Woods	$ 900,000	$1,000,000	11.1%

Paul M. Todd	$ 518,000	$540,000	4.2%

Patricia A. Watson	$ 500,000	$530,000	6.0%

G. Sanders Griffith, III	$ 541,000	$558,000	3.1%

Annual Incentive Program

Annual cash incentive awards through the AIP provide an incentive for our executives to meet short-term performance goals as reflected in our annual operating plan. In addition, given the prevalence of short-term incentive compensation in the marketplace, AIP incentive awards are necessary to provide a competitive compensation program.

AIP 2018 performance measures for our named executive officers were based on growth in net revenue and adjusted diluted EPS, each of which is defined on page 25. The Committee believes the use of revenue and income measures continues to provide a balanced alignment to growth and profitability of TSYS. To discourage growth in revenues that could be detrimental to earnings, the portion of the 2018 AIP payment based on growth in net revenue cannot exceed the portion of the AIP payment based on adjusted diluted EPS. In addition, the AIP does not reward executives for acquisitions unless those acquisitions are reflected in the annual operating plan. Metrics for the named executive officers are weighted as follows:

Executive	Net Revenue	Adjusted Diluted EPS
M. Troy Woods	50%	50%

Paul M. Todd	50%	50%

Patricia A. Watson	50%	50%

G. Sanders Griffith, III	50%	50%

AIP incentive award target opportunities are expressed as a percentage of an executive’s base pay. The AIP incentive award target opportunity for each executive for 2018 was set taking into account data derived from our Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs, and in addition for Mr. Woods, as described under “2018 CEO Compensation Changes” above. As described above, Mr. Woods’ AIP target was increased from 125% of base pay to 150% of base pay in 2018.

The 2018 AIP incentive award target opportunities as a percentage of base pay and target values were:

Executive	Target as a Percent of Base Pay	Target Value
M. Troy Woods	150%	$ 1,500,000

Paul M. Todd	85%	$ 459,000

Patricia A. Watson	85%	$ 450,500

G. Sanders Griffith, III	85%	$ 474,300

The amount of an AIP cash incentive award ranges from zero to 200% of the target based on achievement of performance goals established by the Committee for the year. For 2018, the Committee established the following performance goals for the AIP for our named executive officers:

Percent of Target AIP Incentive Award	Net Revenue (000’s)	Adjusted Diluted EPS
25%	$3,638,300	$4.08
50%	$3,672,300	$4.13
75%	$3,706,300	$4.18
100%	$3,734,100	$4.23
125%	$3,757,300	$4.27
150%	$3,782,800	$4.31
175%	$3,808,300	$4.36
200%	$3,833,800	$4.40

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The financially based AIP metrics are derived from our financial statements. However, in determining actual performance for purposes of the 2018 AIP, the Committee made certain adjustments, both positive and negative, to our reported non-GAAP results. These adjustments are intended to ensure that the AIP rewards underlying operational performance, disregarding factors that are beyond the control of our executives or unusual in nature or infrequent in occurrence. For purposes of the AIP incentive award earned percentage for 2018, the performance results were adjusted to exclude the impact of fluctuations in currency exchange rates, an acquisition and a portfolio sale. The adjustments to reported results may from year to year have a favorable or unfavorable impact on the AIP incentive awards earned by our named executive officers. The impact was unfavorable for 2018.

Results for 2018, after adjustments, were as follows:

Net Revenue (000’s)	Adjusted Diluted EPS	Percent of Target AIP Incentive Award
$3,809,586	$ 4.4401	188.15%

The dollar amounts of AIP incentive awards paid, and earned and paid as percentages of base pay were:

Executive	AIP Incentive Award Paid	Earned and Paid as a Percentage of Base Pay

M. Troy Woods	$2,822,250	282.2%

Paul M. Todd	$863,609	159.9%

Patricia A. Watson	$847,616	159.9%

G. Sanders Griffith, III	$892,395	159.9%

AIP incentive awards for 2018 are also set forth in the “Non-Equity Incentive Plan Compensation” column in the 2018 Summary Compensation Table on page 38.

Long-Term Incentive Program

LTIP Award Opportunities.    Equity awards under the LTIP provide an incentive for our executives to drive TSYS’ long-term performance by tying a significant portion of their compensation to the achievement of the goals necessary to successfully implement TSYS’ strategic plan. Equity awards also align the interests of our executives with our shareholders by awarding executives equity in TSYS. Given the prevalence of long-term incentive compensation in the marketplace, LTIP awards also are part of a competitive compensation program.

LTIP target award opportunities are expressed as a multiple of an executive’s base pay. LTIP award opportunities are set taking into account market data of our Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs.

The 2018 LTIP target award opportunities as a percentage of base pay were increased from 2017 to better align to Benchmarking Group long-term incentive award targets and to continue to emphasize performance-based compensation in the overall pay mix, and in addition for Mr. Woods, as described under “2018 CEO Compensation Changes” above. The LTIP targets as a percentage of base pay were increased as follows: Mr. Woods from 450% to 650%, Mr. Todd and Ms. Watson from 175% to 250% and Mr. Griffith from 175% to 200%. The 2018 LTIP target award opportunities as a percentage of base pay and target LTIP values were:

Executive	2018 LTIP Target as a Percent of Base Pay	LTIP Target Value
M. Troy Woods	650%	$ 6,500,000
Paul M. Todd	250%	$ 1,350,000
Patricia A. Watson	250%	$ 1,325,000
G. Sanders Griffith, III	200%	$ 1,116,000

The target annual LTIP value in 2018 was granted 40% in stock options and 60% in performance shares. The Committee granted stock options and performance shares because both are forms of performance-based compensation.

Stock options provide value to our named executive officers only if our stock price increases over time from the date of grant. This aligns our executives’ interests with the long-term interests of our shareholders. Stock options generally vest in three equal annual installments on the anniversaries of the date of grant. The exercise price of a stock option is determined as of the date of grant but may not be less than our share price on the date of grant.

32    TSYS  -  2019 Proxy Statement

Performance shares are earned by our named executive officers over a three-year period only to the extent they achieve performance goals established by the Committee. The achievement of these performance goals will help to drive TSYS’ financial performance and share price; thereby aligning executives’ interests with the interests of shareholders. For the 2018 performance share awards, the Committee conditioned the awards on the achievement of performance goals relating to adjusted diluted EPS and Relative TSR for the performance period 2018-2020.

Named executive officers receive an initial target award of performance shares determined as of the date of grant. At the end of the three-year performance period, a named executive officer’s payout of his or her performance share award will range from zero to 200% of target based on achievement of the pre-established performance goals. With respect to performance-based equity awards other than conventional stock options, awards vest on the date that the Committee certifies that the required performance goals have been attained.

2018 LTIP Award (2018-2020 Performance Period).    Each named executive officer received 40% of the 2018 LTIP award in the form of stock options. Stock options received by the named executive officers are included in the “All Other Option Awards: Number of Securities Underlying Options” column in the 2018 Grants of Plan-Based Awards table on page 39. Each named executive officer received 60% of the 2018 LTIP award in the form of performance shares. The closing price of TSYS stock on February 16, 2018 was used to determine the exercise price for the stock options and the number of performance shares awarded at target for each executive. Performance share awards at target are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the 2018 Grants of Plan-Based Awards table on page 39.

Performance goals for payout of the performance share award portion of the 2018 LTIP are based on the metrics of adjusted diluted EPS and Relative TSR over the period 2018 to 2020, with adjusted diluted EPS weighted 70% and Relative TSR weighted 30%. Future payouts and the applicable performance levels will be reported after the end of the 2018 to 2020 performance period.

For the 2018 to 2020 performance period, the Committee approved the following performance goals for the LTIP:

	Adjusted Diluted EPS
Percentage Earned	Required 2020 Level	CAGR*	Relative TSR**

50%	$4.73	12%	25th Percentile

100%	$5.13	15%	50th Percentile

150%	Interpolated	Interpolated	70th Percentile

200%	$5.68	19%	90th Percentile or above

*	Reflects compound annual growth rate required to achieve 2020 results as compared to 2017 results.

**	Payouts under the TSR component are capped at 100% if TSYS’ absolute TSR is negative regardless of TSYS’ ranking relative to the S&P 500.

2016 LTIP Award (2016-2018 Performance Period).    For the 2016 to 2018 performance period, the Committee approved the following performance goals for the LTIP:

	Adjusted EPS
Percentage Earned	Required 2018 Level	CAGR*	Relative TSR**

50%	$3.0939	8%	25th Percentile

100%	$3.4505	12%	50th Percentile

150%	Interpolated	Interpolated	70th Percentile

200%	$3.6387	14%	90th Percentile or above

*	Reflects compound annual growth rate required to achieve 2018 results as compared to 2015 results.

**	Payouts under the TSR component are capped at 100% if TSYS’ absolute TSR is negative regardless of TSYS’ ranking relative to the S&P 500.

Adjusted EPS for the performance period was $3.9638 after adjustments to exclude the impact of fluctuations in currency exchange rates, the adoption of a new accounting standard by the FASB, the Tax Cuts and Jobs Act and a portfolio sale. Our Relative TSR for the performance period ranked at the 84th percentile. Based on these achieved performance levels, TSYS met the performance goals required for payment of the 2016 LTIP award at 195.83% of target. Our TSR during the performance period was 66.7%.

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As a result of certification of performance by the Committee on February 6, 2019, named executive officers received shares of TSYS stock in connection with the 2016 LTIP as follows:

Executive	TSYS Shares

M. Troy Woods	105,515

Paul M. Todd	23,612

Patricia A. Watson	22,430

G. Sanders Griffith, III	24,792

Supplemental Performance Share Award to Ms. Watson

On March 5, 2018, the Committee granted 11,304 performance shares to Ms. Watson with a target value of $1,000,000 that may be earned based on the achievement of the performance goals during the performance period, which began on the grant date and ends December 31, 2019. Unlike the performance share awards granted to our other named executive officers, the performance metrics applicable to Ms. Watson’s performance share award are not related to our financial performance, but instead are based on rigorous information technology goals, which the Committee believes is appropriate given Ms. Watson’s role as Chief Information Officer and our commitment to information security and cybersecurity. At the end of the performance period, the Committee will determine whether, and to what extent, the performance metrics have been achieved, and the number of shares payable. The specific goals are not disclosed here because the Committee determined that public disclosure of them could cause competitive harm to TSYS. In addition, the Committee does not believe that a description of the specific goals are material to an understanding of such awards. The Committee believes that the target metrics are challenging, yet achievable, with the level of difficulty comparable to the performance targets established for awards granted to our other named executive officers.

Qualified Plan and Nonqualified Deferred Compensation Plan

TSYS maintains a broad-based qualified retirement plan. Under the Retirement Savings Plan, TSYS can make discretionary contributions based on profits. TSYS also “matches” 401(k) contributions. The matching contribution was increased from “up to 4% of a participant’s eligible compensation” to “up to 5% of a participant’s eligible compensation” effective July 1, 2018. Because of the mid-year increase, eligible participants, including each named executive officer, received a matching contribution of 4.5% of eligible compensation under the Retirement Savings Plan for 2018. Contributions to the Retirement Savings Plan for 2018 are included in the “All Other Compensation” column in the 2018 Summary Compensation Table on page 38.

TSYS also sponsors a nonqualified plan, the TSYS Deferred Compensation Plan. TSYS makes contributions to the Deferred Compensation Plan in an amount equal to the benefits that cannot be contributed to the Retirement Savings Plan due to limits imposed by the IRS. In addition, participants in the Deferred Compensation Plan may elect to contribute all or a portion of their base pay and cash bonuses under the AIP to the Deferred Compensation Plan, and TSYS matches the contribution at the same rate applicable under the Retirement Savings Plan. Assets of the Deferred Compensation Plan are held in a rabbi trust, which is subject to claims by TSYS’ creditors. Contributions to the Deferred Compensation Plan for 2018 are included in the “All Other Compensation” column in the 2018 Summary Compensation Table on page 38. Participants in the Deferred Compensation Plan invest amounts held for their benefit among specified mutual funds that are substantially similar to the mutual funds offered under the Retirement Savings Plan.

Perquisites

Perquisites are a very small part of our executive compensation program. Our named executive officers are eligible to receive financial planning assistance, term life insurance like coverage, home security services and limited personal use of the corporate aircraft. The aggregate incremental cost to TSYS of providing perquisites to our CEO in 2018 was $64,017 and is included in the “All Other Compensation” column of the Summary Compensation Table on page 38 and additional information is included in footnote (5) to the table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Forward-looking Statements

The performance goals described in this CD&A may be deemed to be forward-looking statements, are not assurances of the outcome and are subject to a variety of risks that could cause actual results to differ materially from those suggested by the forward-looking statements. Causes for these potential differences include those described under “Risk Factors” in our Form 10-K for the year ended December 31, 2018.

34    TSYS  -  2019 Proxy Statement

Policies and Practices

Employment Agreements.    None of our named executive officers has an employment agreement.

Recoveries.    Under TSYS’ clawback policy, the Committee may direct that TSYS recover all or a portion of any incentive award granted or paid to a named executive officer if the incentive award is computed using materially misstated financial information or other performance metric criteria. The amount to be recovered is equal to the excess of the incentive award paid or granted over the incentive award that would have been paid or granted had the financial information or performance metric been fairly stated at the time the incentive award was paid or granted, or any greater or lesser amount (up to the entire incentive award) that the Committee determines.

Stock Ownership Guidelines.    To align the interests of our executives and directors with our shareholders, TSYS has stock ownership guidelines for our executives and directors. Executives are required to own a multiple of their base pay in TSYS stock. Our CEO is required to own TSYS stock with a value of six times base pay. Our President (if a different person than the CEO) is required to own TSYS stock valued at four times base pay and the other named executive officers are required to own TSYS stock valued at three times their base pay. Executives generally have a five-year grace period to comply with the guidelines, with an interim three-year goal. Until the guidelines are met, executives are required to retain all stock acquired by them through our equity compensation plans, net of taxes and transaction costs. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee. Each of our executive officers exceeds these guidelines.

Hedging.    Our directors and executive officers are prohibited from entering into speculative transactions in TSYS stock, including engaging in short sales of TSYS stock, trading in publicly traded options, puts, calls or other derivative securities related to TSYS stock and engaging in hedging transactions involving TSYS stock.

Pledging.    Our pledging policy prohibits any future pledging of TSYS shares by directors and executive officers except in situations, and on conditions, pre-approved by the Corporate Governance and Nominating Committee of TSYS. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to: (1) the percentage of the individual’s equity holdings that are currently pledged and that would be pledged following the requested pledge; (2) the percentage the collective number of shares pledged by directors and executive officers represents of TSYS’ outstanding shares; (3) the historical trading volume of TSYS’ shares; (4) the financial ability of the individual to repay the loan without resort to the pledged shares; and (5) the purpose for which the individual is pledging the shares. In addition, the policy provides that shares of TSYS stock that are pledged by directors and executive officers are not included when calculating whether the individual is in compliance with director and executive officer stock ownership guidelines.

No Tax Gross-Up Policy.    Our no tax gross-up policy prohibits TSYS from making any tax gross-up payments to executive officers, and is applicable to new agreements and agreements that are materially amended subsequent to December 13, 2011. Accordingly, the change of control agreement for Ms. Watson does not provide for tax gross-up payments. In addition, in the event a change of control had taken place on December 31, 2018 and the executive officers were terminated no executive officer would have received a tax gross-up payment.

Post-Termination Compensation Philosophy.    TSYS believes that compensation should generally be earned by executives while they are actively employed (i.e., while contributing to TSYS’ performance). Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. TSYS has entered into limited post-termination arrangements when appropriate, such as permitting equity to continue to vest in certain circumstances upon retirement as if the executive was still employed and the change of control agreements that are described under “Potential Payouts Upon Termination or Change-in-Control” on page 43. TSYS chose to enter into change of control arrangements with its executives to: (1) ensure the retention of executives and an orderly transition during a change of control; (2) ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of TSYS while continuing to manage TSYS during a change of control; and (3) ensure a competitive compensation package because such arrangements are common in the market and it was determined that the agreements were important in recruiting and retaining executive talent.

No Backdating or Repricing of Stock Options.    Stock options are never backdated or issued with below-market exercise prices. Stock options are never re-priced without shareholder approval.

Tax Considerations.    Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to a company’s named executive officers. Prior to enactment of

TSYS  -  2019 Proxy Statement    35

the Tax Cuts and Jobs Act of 2017, this limitation generally did not apply to compensation paid to the chief financial officer or to compensation paid based on achievement of pre-established performance goals if certain requirements were met.

In prior years, in connection with making decisions on executive compensation, the Committee took into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs by taking into consideration the requirements of performance-based compensation under Section 162(m), while also maintaining flexibility and reserving the right to award non-deductible compensation as it deemed appropriate.

With the repeal of the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning on or after January 1, 2018, compensation paid to our covered executive officers in excess of $1 million will not be deductible, except for certain arrangements in place as of November 2, 2017 that qualify for transition relief under the new Section 162(m) rules.

With the exception of excise taxes that may be due with respect to change of control agreements with executive officers that were entered into prior to December 13, 2011, TSYS does not “gross-up” its named executive officers for taxes that are due with respect to their compensation.

Consideration of Risk.    TSYS’ executive compensation program provides payment opportunities related to different time periods (i.e., short and long-term components); however, TSYS does not offer incentives that promote short-term objectives at the expense of long-term shareholder value. Elements of compensation include current cash payments, deferred cash and equity awards. Payouts are based on a combination of financial metrics. Amounts paid to executives under our program are reasonable compared to market, and the Committee retains significant discretion to limit performance-based compensation. The Committee considers the risks inherent in our executive compensation program, and the Committee has determined that our program is balanced and does not encourage executives to take unnecessary and excessive risks.

Accounting Considerations.    We account for all compensation paid in accordance with accounting principles generally accepted in the United States. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Compensation Realized By Named Executive Officers for 2018

The 2018 Summary Compensation Table on page 38 provides compensation information for each named executive officer as required by SEC rules. However, the Summary Compensation Table includes amounts that were targeted but not necessarily realized by the executives in connection with the 2018 year. For example, the Summary Compensation Table reflects grant date fair values of equity awards (i.e., options and performance shares) for 2018 rather than the financial benefit realized by the executives for 2018 as a result of the exercise of stock options or the vesting of performance and restricted shares. This information is, however, set forth in the 2018 Option Exercises and Stock Vested table on page 41.

The following table reflects only compensation actually realized by each executive for 2018 and is not a substitute for the Summary Compensation Table. In addition, it is not part of the compensation tables that we are required by SEC rules to present in this Proxy Statement. Furthermore, it does not include a number of compensation opportunities that were made available in 2018. For example, the LTIP awards for 2018 are not included in the table because the awards did not vest during 2018. Detailed information on all compensation opportunities that were made available in 2018 and all compensation paid to or earned by the named executive officers during 2018 is included in this CD&A and the series of tables following this CD&A.

Although various compensation opportunities for the named executive officers are not included in the following table, the Committee considered all amounts paid to or earned by the named executive officers and all compensation opportunities in its determination that the compensation paid to or earned by each named executive officer in 2018 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan. The Committee believes consideration of realized pay in relation to the performance of TSYS is an important element in evaluating pay for performance alignment among our executive compensation arrangements.

36    TSYS  -  2019 Proxy Statement

The following table reflects the components of the compensation realized by the named executive officers for 2018.

Name and Principal Position	Base Pay(1)	Annual AIP Incentive Award(2)	Value Realized on Exercise of Options During 2018(3)	Value Realized on Vesting of Stock Awards During 2018(4)(5)	All Other Compensation(6)	Total

M. Troy Woods	$1,000,000	$2,822,250	$11,477,323	$9,666,229	$88,517	$25,054,319
Chairman, President and Chief Executive Officer
Paul M. Todd	540,000	$863,609	4,352,085	2,965,118	34,558	8,755,370
Senior Executive Vice President and Chief Financial Officer
Patricia A. Watson	530,000	$847,616	1,256,252	2,054,812	68,374	4,757,054
Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III	558,000	$892,395	3,422,610	2,271,195	33,906	7,178,106
Senior Executive Vice President, General Counsel and Secretary
(1)	Amount represents base salary earned during the year.

(2)	Annual cash incentive award under the AIP for each executive.

(3)

The value realized on exercise of stock options means the amount equal to the number of shares acquired upon exercise multiplied by the difference between the exercise price and the closing price of TSYS stock on the NYSE on the date of the stock option exercise for shares that were not sold by the executive upon the option exercise, or the weighted average selling price if same day sales occurred. For a complete list of each named executive officer’s outstanding options, see the Option Awards columns of the 2018 Outstanding Equity Awards at Fiscal Year-End table on page 40.

(4)

The value realized on vesting means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. For a complete list of each named executive officer’s unvested shares, see the Stock Awards columns of the 2018 Outstanding Equity Awards at Fiscal Year-End table on page 40.

(5)	Performance-based stock awards make up 100% of the values shown for each executive.

(6)	The components of All Other Compensation for each named executive officer are set forth in footnotes (4) and (5) to the 2018 Summary Compensation Table on page 38.

Conclusion

For the reasons described above, we believe that each element of compensation in our executive compensation program and the total compensation for each named executive officer in 2018 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

The Compensation Committee

Kriss Cloninger III, Chair

Walter W. Driver, Jr.

William M. Isaac

Joia M. Johnson

Richard A. Smith

TSYS  -  2019 Proxy Statement    37

2018 SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for any of these fiscal years. The short-term incentive amounts paid to the named executives are set forth in the “Non-Equity Incentive Plan Compensation” column. TSYS’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because TSYS has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions for the named executive officers are set forth in the “All Other Compensation” column.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Com- pensation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Com- pensation ($)		Total($)
M. Troy Woods	2018	$1,000,000		$4,328,541	$2,615,252	$2,822,250		$88,517	(4)(5)	$10,854,560
Chairman, President and	2017	892,250	—	2,565,653	1,566,505	1,864,245	—	161,437		7,050,090
Chief Executive Officer	2016	869,000	—	2,361,354	1,233,609	1,789,600	—	145,729		6,399,292
Paul M. Todd	2018	540,000		899,019	543,164	863,609		34,558	(4)(5)	2,880,350
Senior Executive	2017	513,500	—	574,113	350,517	729,568	—	41,394		2,209,092
Vice President and Chief Financial Officer	2016	500,000	—	528,406	276,032	700,200	—	35,079		2,039,717
Patricia A. Watson	2018	530,000		1,882,447	533,107	847,616		68,374	(4)(5)	3,861,544
Senior Executive Vice	2017	493,750	—	545,399	332,995	701,508	—	83,948		2,157,600
President and Chief	2016	475,000	—	501,951	262,232	665,200	—	43,957		1,948,340
Information Officer
G. Sanders Griffith, III	2018	558,000		743,120	449,017	892,395		33,906	(4)(5)	2,676,438
Senior Executive	2017	537,000	—	602,812	368,050	762,956	—	52,329		2,323,147
Vice President, General	2016	525,000	—	554,817	289,831	735,200	—	43,688		2,148,536
Counsel and Secretary

(1)

The amounts in this column represent the aggregate grant date fair value of the stock awards reported in this column computed in accordance with FASB ASC Topic 718. For stock awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values for the stock awards made to the named executive officers in 2018 include the value of performance share awards only for each executive. The values of the 2018 performance share awards assuming that the highest level of performance conditions are attained are $8,657,083, $1,798,038, $2,764,830, and $1,486,239 for Mr. Woods, Mr. Todd, Ms. Watson and Mr. Griffith, respectively. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see Note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2018. Additional information regarding the 2018 awards is set forth in the 2018 Grants of Plan-Based Awards table below.

(2)

The amounts in this column represent the aggregate grant date fair value of the option awards reported in this column computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see Note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2018. Additional information regarding the 2018 awards is set forth in the 2018 Grants of Plan-Based Awards table below.

(3)	The amounts in this column represent the Annual Incentive Program cash awards paid.

(4)

The amount for each executive includes allocations to the qualified defined contribution plan of $12,375 and allocations to the nonqualified deferred compensation plan of $12,125, $6,125, $12,125 and $12,125 for Mr. Woods, Mr. Todd, Ms. Watson and Mr. Griffith, respectively.

(5)

The amount includes the cost incurred by TSYS in connection with providing the perquisites of financial planning services for each executive, the actuarial value of providing term life insurance like coverage for Mr. Todd and Mr. Griffith and the cost incurred by TSYS for providing home security services for each executive. The amount also includes the incremental cost to TSYS for personal use of the corporate aircraft for Mr. Woods, Mr. Todd and Ms. Watson. None of these perquisites individually exceeded $25,000 with the exception of the incremental cost to TSYS for providing personal use of the corporate aircraft to Mr. Woods and Ms. Watson in the amounts of $58,466 and $33,470, respectively. The amount for the personal use of corporate aircraft was calculated by adding all incremental costs of such use, including fuel, maintenance, hanger and tie-down costs, landing fees, airport taxes, catering and crew travel expenses (food, lodging and ground transportation). The aggregate incremental cost incurred by TSYS in connection with providing perquisites was $64,017, $16,058, $43,874 and $9,406 for Mr. Woods, Mr. Todd, Ms. Watson and Mr. Griffith, respectively.

38    TSYS  -  2019 Proxy Statement

2018 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the short-term incentive compensation (payable in cash) and equity awards granted to the named executive officers in 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
M. Troy Woods		$375,000	$1,500,000	$3,000,000
	2/16/2018											135,225	$87.08	$2,615,252
	2/16/2018				22,393	(4)	44,786	(4)	89,572	(4)				4,328,541
Paul M. Todd		114,750	459,000	918,000
	2/16/2018											28,085	87.08	543,164
	2/16/2018				4,651	(4)	9,302	(4)	18,604	(4)				899,019
Patricia A. Watson		112,625	450,500	901,000
	2/16/2018											27,565	87.08	533,107
	2/16/2018				4,565	(4)	9,130	(4)	18,260	(4)				882,382
	3/5/2018				5,652	(5)	11,304	(5)	11,304	(5)				1,000,065
G. Sanders Griffith, III		118,575	474,300	948,600
	2/16/2018											23,217	87.08	449,017
	2/16/2018				3,845	(4)	7,689	(4)	15,378	(4)				743,120

(1)

The amounts shown in these columns represent the threshold, target and maximum amounts payable under the Annual Incentive Program for 2018. Awards are paid in cash and are based upon the level of attainment of certain performance measures, based on growth in net revenue and growth in adjusted diluted EPS.

(2)	These stock options for all executives vest in three installments of one-third (1/3) each on February 16, 2019, February 16, 2020 and February 16, 2021, and expire on February 15, 2028.

(3)

The amounts in this column represent the aggregate grant date fair value of the stock and option awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see Note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2018.

(4)

The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on February 16, 2018 for these performance share awards for the performance period from January 1, 2018 through December 31, 2020. Vesting for all executives will occur upon the Committee’s certification subsequent to December 31, 2020 of the level of attainment of certain performance measures, based on TSYS’ total shareholder return relative to the S&P 500 and adjusted diluted EPS. Dividend equivalents equal to cash dividends will be credited to these performance shares and will be paid out in the form of TSYS stock to the extent that the performance shares are earned.

(5)

The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on March 5, 2018 for these performance share awards for the performance period from March 5, 2018 through December 31, 2019. Vesting will occur upon the Committee’s certification subsequent to December 31, 2019 of the level of attainment of certain performance measures, based on the achievement of certain information technology goals.

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2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
M. Troy Woods	2/27/2015	141,236	—	38.20	2/26/2025
	2/26/2016	104,755	51,596	44.48	2/25/2026
	2/17/2017	48,177	97,816	54.47	2/16/2027
	2/16/2018	—	135,225	87.08	2/15/2028
						21,825	(3)	$1,774,121
						22,527	(4)	1,831,224
Paul M. Todd	2/27/2015	33,791	—	38.20	2/26/2025
	2/26/2016	23,439	11,546	44.48	2/25/2026
	2/17/2017	10,780	21,887	54.47	2/16/2027
	2/16/2018	—	28,085	87.08	2/15/2028
						4,884	(3)	396,990
						4,679	(4)	380,343
Patricia A. Watson	2/26/2016	—	10,968	44.48	2/25/2026
	2/17/2017	—	20,793	54.47	2/16/2027
	2/16/2018	—	27,565	87.08	2/15/2028
						4,639	(3)	377,139
						4,592	(4)	373,310
						5,686	(5)	462,202
G. Sanders Griffith, III	2/27/2015	12,326	—	38.20	2/26/2025
	2/26/2016	24,611	12,123	44.48	2/25/2026
	2/17/2017	11,319	22,982	54.47	2/16/2027
	2/16/2018	—	23,217	87.08	2/15/2028
						5,128	(3)	416,842
						3,868	(4)	314,390

(1)

For better understanding of this table, we have included an additional column showing the grant date of the stock options, which was the date that the Compensation Committee met and granted each stock option award shown in the table.

(2)

All of the stock options set forth in this column are the remaining unvested portions of stock option grants that, under the terms of the grants, were to vest in three equal annual installments of one-third each beginning on the first, second and third anniversaries of the grant date. The unvested stock options vest as follows: the stock options granted in 2016 to the executives vest on the third anniversary of the grant date, the stock options granted in 2017 vest in two equal annual installments beginning on the second and third anniversaries of the grant date and the stock options granted in 2018 vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)

These amounts represent the number of performance shares that will vest if the threshold level of performance is attained for the performance period from January 1, 2017 through December 31, 2019. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2018 of the level of attainment of certain performance measures, which measures are based on TSYS’ total shareholder return relative to the S&P 500 and adjusted diluted EPS. The performance shares were awarded to the named executive officers on February 17, 2017.

(4)

These amounts represent the number of performance shares that will vest if the threshold level of performance is attained for the performance period from January 1, 2018 through December 31, 2020. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2020 of the level of attainment of certain performance measures, which measures are based on TSYS’ total shareholder return relative to the S&P 500 and adjusted diluted EPS. The performance shares were awarded to the named executive officers on February 16, 2018.

(5)

This amount represents the number of unvested performance shares that will vest if the threshold level of performance is attained upon the Compensation Committee’s certification after December 31, 2019 of the level of attainment of certain performance measures based on the achievement of certain information technology goals. The performance shares were awarded to Ms. Watson on March 5, 2018.

40    TSYS  -  2019 Proxy Statement

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number and corresponding value realized during 2018 with respect to stock option exercises and performance shares that vested for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
M. Troy Woods	213,056	$11,477,323	105,515	$9,666,229
Paul M. Todd	69,827	4,352,085	32,136	2,965,118

Patricia A. Watson	30,664	1,256,252	22,430	2,054,812

G. Sanders Griffith, III	66,856	3,422,610	24,792	2,271,195

(1)

The value realized on exercise of stock options means the amount equal to the number of shares of TSYS stock acquired upon exercise multiplied by the difference between: (a) the exercise price and (b) the closing price of TSYS stock on the NYSE on the option exercise date for shares that were not sold by the executive upon the option exercise, or the weighted average selling price if same-day sales occurred.

(2)

The value realized on vesting of performance shares means the amount equal to the number of shares of TSYS stock acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the vesting date. The amounts in this column for each named executive officer include the value of performance shares for which the performance period ended on December 31, 2018 and for which the Committee certified attainment of the performance measures on February 6, 2018. The amount for Mr. Todd includes the value of performance shares for which the performance period ended on July 31, 2018 and for which the Committee certified the performance measure on August  13, 2018.

2018 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
M. Troy Woods	$—	$12,125	$(279,905)	$135,408	$5,076,753

Paul M. Todd	—	6,125	(14,081)	—	166,310

Patricia A. Watson	—	12,125	(7,391)	—	200,357

G. Sanders Griffith, III	—	12,125	(73,536)	—	865,861

(1)	The amount shown is reported in the 2018 Summary Compensation Table for 2018 as “All Other Compensation.”

(2)

Of the balances reported in this column, the amounts of $3,566,766, $33,793, $181,998 and $101,276 with respect to Mr. Woods, Mr. Todd, Ms. Watson and Mr. Griffith, respectively, were reported in the Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” in previous years.

The Deferred Compensation Plan replaces benefits lost by executives under the qualified Retirement Savings Plan due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Compensation Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are substantially similar to the mutual funds available in the qualified Retirement Savings Plan. Deferred Compensation Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of our named executive officers has an employment agreement. We have entered into change of control agreements with our named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ stock for Mr. Woods, Mr. Todd and Mr. Griffith, and 30% for Ms. Watson, by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of TSYS, a merger of TSYS with another company, or a reorganization, sale or similar transaction, unless the former shareholders of TSYS own more than 60% of the surviving entity for Mr. Woods, Mr. Todd and Mr. Griffith, and 50% for Ms. Watson. For purposes of these agreements, a constructive termination is a voluntary termination for good reason when there is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefits.

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In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts will be paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three-year period following the second triggering event, or the equivalent value thereof. In addition, each executive except Ms. Watson will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The Compensation Committee has adopted a policy pursuant to which it will no longer make tax gross-up payments to executive officers, which policy is applicable to new agreements and agreements that are materially amended, and as such Ms. Watson’s change of control agreement does not contain a gross-up provision. In addition, our equity award agreements with named executive officers require actual or constructive termination of employment in addition to a change of control before acceleration of vesting is triggered and beginning in 2012 all award agreements provide for vesting on a pro rata basis. The following table quantifies the estimated amounts that would be payable under the change of control and equity award agreements, assuming the triggering events occurred on December 31, 2018.

	3x Base Salary	3-Years Short-Term Incentive Award	Pro Rata Target Short- Term Incentive Award	Health & Welfare Benefits	Stock Award Vesting(1)		Stock Option Vesting(2)		Excise Tax Gross-up	Total

M. Troy Woods	$3,000,000	$6,514,800	$1,500,000	$66,384	$4,822,915	(3)	$4,522,674	(3)	—	$20,426,773

Paul M. Todd	1,620,000	2,392,416	459,000	66,384	791,342		602,393		—	5,931,535

Patricia A. Watson	1,590,000	1,829,931	450,500	66,384	1,182,494		572,258		—	5,691,567

G. Sanders Griffith, III	1,674,000	2,471,996	474,300	66,384	1,055,472	(3)	1,062,625	(3)	—	6,804,777

(1)	Estimated by multiplying the equity awards that vest upon termination in connection with a change of control by the fair market value of TSYS stock on December 31, 2018.

(2)

Estimated by multiplying the number of options that vest upon termination in connection with a change of control by the difference in the fair market value of TSYS stock on December 31, 2018 and the exercise price.

(3)

Vesting determined by applicable retirement vesting schedule (which can be more favorable than the vesting schedule in the event of a double trigger change of control) because executive was eligible to retire on date of assumed triggering events.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about TSYS. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Nonqualified Deferred Compensation table sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

In addition to vesting upon actual or constructive termination of employment in connection with a change of control (on a pro rata basis beginning in 2012), outstanding stock options and performance share awards may vest when named executive officers terminate employment under other circumstances as follows:

•

Stock options generally vest upon death or disability and continue to vest upon retirement after attaining age 65, or age 62 with 15 or more years of service; provided, however, that in certain circumstances the amount will be a pro rata portion based on the date of retirement; and

•

Performance share awards vest at target upon death or disability and continue to vest in accordance with actual performance upon retirement after attaining age 65, or age 62 with 15 or more years of service; provided, however, that the amount paid will be a pro rata portion based on the date of death or disability and, in certain circumstances, the date of retirement.

The Committee also has discretionary authority to vest equity awards.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual compensation of our employees and the annual total compensation of M. Troy Woods, our Chairman, President and Chief Executive Officer (collectively, our “CEO”).

42    TSYS  -  2019 Proxy Statement

We have a global workforce, with employees in 14 countries. Approximately 71% of our employees are located in the United States. Approximately 97% of our entire workforce is located in the United States, Canada, the UK, India and Cyprus.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. Accordingly our 2018 CEO pay ratio is calculated utilizing the same median employee identified in 2017. In determining that it was still appropriate to utilize our 2017 median employee for this disclosure, we considered the changes to our global employee population and compensation programs during 2018, as well as the absence of a material change in that employee’s job description or compensation during 2018.

To identify the median employee in 2017, we took the following steps.

•	We selected December 31, 2017, the last day of our 2017 payroll year, as the determination date for purposes of identifying the median employee.

•

Our employee population as of December 31, 2017 was 11,336, which included all full-time and part-time employees and excluded contractors or persons employed through a third party provider. As permitted by SEC rules, we adjusted the employee population to exclude 319 employees in the Netherlands, Russia, Brazil, Malaysia, the United Arab Emirates, Germany and Italy. Our employee population, as adjusted, was 11,017 employees (“Adjusted Employee Population”).

•

We chose “total cash compensation” (which included base salary or hourly wages plus cash bonuses) as our consistently applied compensation measure. We believe the use of total cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute annual equity to employees. For purposes of the pay ratio calculation, we converted all cash compensation paid in foreign currency to U.S. dollars using currency conversion rates consistent with our December 31, 2017 Income Statement. We did not make any cost-of-living adjustments in identifying the median employee.

•

We identified the median employee in 2017 by examining the 2017 total cash compensation for all employees, excluding our CEO, in the Adjusted Employee Population. We used actual compensation and did not make adjustments to total cash compensation for newly-hired employees hired during 2017.

To calculate the CEO pay ratio for 2018, we took the following steps:

•

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such median employee’s compensation for 2018 using the same methodology reflected in the 2018 Summary Compensation Table on page 38, and then added $8,112. The difference between such employee’s 2018 cash compensation and the employee’s 2018 annual total compensation represents the estimated value of such employee’s health care benefits. This resulted in 2018 annual total compensation for our median employee of $65,850.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the 2018 Summary Compensation Table on page 38, adjusted as follows. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health care benefits (estimated for our CEO and our CEO’s eligible dependents at $8,112) to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $10,862,672, which exceeds the amount reported for him in the Summary Compensation Table by $8,112.

Based on this information, for 2018 the estimated ratio of the annual total compensation of Mr. Woods, our CEO, to the median of the annual total compensation of all employees was 165 to 1.

The CEO pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgement and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their CEO pay ratio. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio as disclosed above.

Compensation Committee Interlocks and Insider Participation

Mr. Cloninger, Mr. Driver, Mr. Isaac, Ms. Johnson and Mr. Smith served on the Compensation Committee during 2018. None of these individuals is or has been an officer or employee of TSYS. During 2018, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of TSYS served.

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 PROPOSAL 3: APPROVAL, ON AN ADVISORY

 BASIS, OF EXECUTIVE COMPENSATION

We are asking shareholders to approve, on an advisory basis, the compensation paid to our named executive officers as described in the Executive Compensation section found on pages 24 to 43 of this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay for Performance	• Tying a significant portion of each named executive officer’s targeted total direct compensation to the achievement of performance goals

Alignment with Shareholder Interests	• Establishing performance metrics under our LTIP and AIP that are designed to focus executives on the strategic objectives of TSYS

Commitment to Compensation “Best Practices”	• Minimal executive perquisites • Clawback policy for incentive compensation awards • Significant stock ownership requirements • No tax gross-up policy for new agreements

Attract and Retain Top Talent	• Competing effectively for the highest quality people who will determine our long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to TSYS’ long-term success.

We are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of TSYS approve, on an advisory basis, the compensation of TSYS’ named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement for TSYS’ 2019 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although the advisory vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will continue to review and consider the voting results when making future decisions regarding our executive compensation program. In addition, the Board and the Committee intend to continue our annual shareholder outreach program pursuant to which we discuss, or offer to discuss, with shareholders holding approximately 1% or more of TSYS’ shares their views on compensation related matters so that we can also consider them when making future decisions about our executive compensation program. The Board has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2020 Annual Meeting of Shareholders, unless the Board modifies its policy on the frequency of holding such advisory votes.

The Board of Directors Recommends That You Vote “FOR” the Approval of the Advisory

Resolution Approving the Compensation of Our Named Executive Officers.

44    TSYS  -  2019 Proxy Statement

 PROPOSAL 4: APPROVAL OF AMENDMENT TO

 TSYS’ ARTICLES OF INCORPORATION TO

 ELIMINATE THE SUPERMAJORITY VOTING

 REQUIREMENT

Introduction

After careful consideration and upon the recommendation of its Corporate Governance and Nominating Committee, the Board of Directors has unanimously determined that it would be in the best interests of TSYS and its shareholders to amend TSYS’ Articles of Incorporation to remove a supermajority voting threshold and provide for holders of a majority of the total number of votes entitled to vote thereon to be able to remove directors with or without cause, as described below. The Board is now asking TSYS’ shareholders to approve this amendment to the Articles of Incorporation.

TSYS’ Current Standard for Removal of Directors

Article VIII of TSYS’ Articles of Incorporation provides that directors of the corporation (other than directors elected by a voting group other than common shareholders) may be removed from office only for cause by the affirmative vote of at least 66 2/3% of the total issued and outstanding shares of the corporation’s common stock.

Proposed Amendment

In January 2019, the Board of Directors voted to approve, and to recommend that TSYS’ shareholders approve at the 2019 Annual Meeting, an amendment to TSYS’ Articles of Incorporation that would eliminate the supermajority voting threshold. If shareholders approve this amendment to our Articles of Incorporation, the holders of a majority of the total number of votes entitled to vote thereon will have the authority to remove directors with or without cause. If this proposal is approved by shareholders, TSYS will no longer have any supermajority vote requirements under our governing documents or under Georgia law. However, any action taken by written consent by our shareholders must be unanimous in accordance with the provisions of the Georgia Business Corporation Code.

Rationale for Proposed Amendment

The Board of Directors is committed to good corporate governance at TSYS. Accordingly, in determining whether to propose this amendment, the Board carefully reviewed the various arguments for and against a majority threshold to remove directors, with or without cause. The Board recognizes that a supermajority threshold may serve to promote board continuity and stability and provide protection against actions of shareholders acting in their own interest. The Board also recognizes, however, that it is consistent with generally held views of good corporate governance for holders of a majority of TSYS’ voting power to be able to remove directors, with or without cause. The Board also considered the fact that many other public companies have transitioned away from supermajority voting provisions.

In view of the considerations described above, the Board of Directors, upon the recommendation of its Corporate Governance and Nominating Committee, has unanimously determined to eliminate the supermajority voting threshold as proposed.

Text and Effectiveness of the Proposed Amendment

The complete text of the proposed amendment to Article VIII is set forth below with deletions indicated by strike throughs and additions indicated by underlining:

ARTICLE VIII

Section 2. Directors ~~of~~or the ~~corporation~~ entire Board of Directors may be removed from office only ~~for cause~~ by the affirmative vote of at least ~~66 2/3%~~a majority of the total ~~issued and outstanding shares of the corporation’s common stock~~number of votes entitled to vote thereon, except that if a Director is elected by a

TSYS  -  2019 Proxy Statement    45

~~different~~ voting group of shareholders other than holders of shares of the corporation’s common stock (i) only the shareholders of such voting group may participate in the vote to remove such Director and (ii) the requisite vote shall be as set forth in the articles of amendment setting forth the preferences, limitations and relative rights of the relevant class or series of preferred stock.

The Board has adopted a conforming amendment to TSYS’ bylaws that will become effective if the proposed amendment is approved by shareholders.

If TSYS’ shareholders approve the proposed amendment, it will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Georgia, which TSYS would do promptly after the Annual Meeting. If TSYS’ shareholders do not approve the proposed amendment, the supermajority voting threshold for removal of directors will remain.

Vote Required

The affirmative vote of shareholders holding a majority of our issued and outstanding shares of common stock is required to approve the proposed amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO TSYS’ ARTICLES OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT.

46    TSYS  -  2019 Proxy Statement

 PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of TSYS stock held by the only known holders of more than 5% of the outstanding shares of TSYS stock as of December 31, 2018. The share ownership shown in the table below was obtained from SEC Schedule 13G filings by each of the owners set forth in the table below.

Name and Address of Beneficial Owner	Shares of TSYS Stock Beneficially Owned as of 12/31/18	Percentage of Outstanding Shares of TSYS Stock Beneficially Owned as of 12/31/18

BlackRock, Inc.	11,707,795(1)	6.4%

55 East 52nd Street

New York, New York 10055

Synovus Financial Corp.	12,447,427(2)	6.9%

1111 Bay Avenue, Suite 500

Columbus, Georgia 31901

The Vanguard Group	17,649,961(3)	9.7%

100 Vanguard Blvd.

Malvern, Pennsylvania 19355

(1)	As of December 31, 2018, BlackRock, Inc. and its subsidiaries possessed sole voting power with respect to 10,267,630 TSYS shares and sole investment power with respect to 11,707,795 TSYS shares.

(2)

As of December 31, 2018, Synovus and its subsidiaries possessed sole voting power with respect to 11,780,285 TSYS shares, shared voting power with respect to 29,609 TSYS shares, sole investment power with respect to 12,276,147 TSYS shares and shared investment power with respect to 171,281 TSYS shares.

(3)

As of December 31, 2018, The Vanguard Group and its subsidiaries possessed sole voting power with respect to 206,465 TSYS shares, shared voting power with respect to 46,666 TSYS shares, sole investment power with respect to 17,396,604 TSYS shares and shared investment power with respect to 253,357 TSYS shares.

 SECTION 16(a) BENEFICIAL OWNERSHIP

 REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

To TSYS’ knowledge, based solely on its review of such reports submitted to TSYS, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2018 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that two transactions were reported late on one Form 4 report for Mr. Turner.

TSYS  -  2019 Proxy Statement    47

 ADDITIONAL INFORMATION ABOUT THE

 ANNUAL MEETING

Purpose

The TSYS Board of Directors is soliciting proxies to be used at the 2019 Annual Meeting of TSYS Shareholders which will be held on May 2, 2019 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 22, 2019, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 22, 2019, 177,401,025 shares of TSYS stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you are a shareholder of record and properly submit a proxy card or submit a proxy by telephone or via the Internet but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all of the director nominees (Proposal 1);

•	FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2019 (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of TSYS’ named executive officers (Proposal 3); and

•	FOR the approval of an amendment to TSYS’ Articles of Incorporation to eliminate the supermajority voting requirement (Proposal 4).

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

Required Votes

Election of Directors (Proposal 1)

Our bylaws provide a majority vote standard for uncontested director elections. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If shareholders do not elect a nominee who is serving as a director, Georgia law provides that the director would continue to serve on the Board as a “hold over director.” Under our Corporate

48    TSYS  -  2019 Proxy Statement

Governance Guidelines, an incumbent director that is not elected is expected to tender, promptly following certification of the voting results, his or her resignation from the Board, which resignation may be conditioned on Board acceptance of the resignation. In addition, our Corporate Governance Guidelines provide that the Board will nominate for election and appoint to Board vacancies only those candidates who have agreed to tender, promptly following the failure to receive the required vote for election to the Board, an irrevocable resignation that will be effective upon Board acceptance of the resignation. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation within 90 days from the certification of the voting results and promptly publicly disclose its decision. A director who tenders his or her resignation will not participate in the Committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation.

All Other Proposals

The affirmative vote of a majority of the votes cast is also needed to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2019 (Proposal 2) and approve the advisory vote on the compensation of TSYS’ named executive officers (Proposal 3).

The affirmative vote of shareholders holding a majority of the total issued and outstanding shares of TSYS stock as of the close of business on February 22, 2019 is required to approve the amendment to TSYS’ Articles of Incorporation to eliminate the supermajority voting requirement.

Abstentions and Broker Non-Votes

Under certain circumstances, banks, brokers or other nominees are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank, broker or other nominee (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank, broker or other nominee has authority to vote its shares on uninstructed matters is determined by the rules of the New York Stock Exchange. We expect that banks, brokers and other nominees will be able to exercise discretionary authority to vote on Proposal 2, but will not have discretion to vote on Proposals 1, 3 and 4. As such, if you do not provide voting instructions to your bank, broker or other nominee, your bank, broker or other nominee may only vote your shares on Proposal 2. Abstentions and broker non-votes will have the same effect as a vote against the proposal to amend the Articles of Incorporation and will have no effect on the outcome of the vote to elect directors, ratify the appointment of KPMG LLP as TSYS’ independent auditor or approve the advisory vote on the compensation of TSYS’ named executive officers.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. If you wish to vote your shares in person at our Annual Meeting, you may either bring your proxy card or Notice of Internet Availability to the meeting or request a ballot at the meeting. To vote by proxy, you may select one of the following options:

Vote By Internet

You can vote your shares on the Internet until 11:59 p.m. Eastern Time on May 1, 2019. The website for Internet voting is shown on your proxy card or Notice of Internet Availability, as applicable. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card if you received one.

You can also vote your shares on the Internet by scanning the QR code shown on your proxy card or Notice of Internet Availability, as applicable, with your mobile device.

Vote By Telephone

You can vote your shares by telephone until 11:59 p.m. Eastern Time on May 1, 2019 by calling the toll-free telephone number (at no cost to you) shown on your proxy card or Notice of Internet Availability, as applicable. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card if you received one.

TSYS  -  2019 Proxy Statement    49

Vote By Mail

If you received your proxy materials by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you hold shares in your own name and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting; (2) voting again by telephone or on the Internet before 11:59 p.m. Eastern Time on May 1, 2019; or (3) attending the Annual Meeting in person and casting a ballot.

If your TSYS shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, May 2, 2019 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Directions to the auditorium can be obtained on our website at http://annualreport.tsys.com.

Shareholder Proposals and Nominations

In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2020 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 21, 2019. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement for the 2020 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than January 3, 2020 and not later than February 2, 2020. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any material interest you have in the proposal; and a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to bring the matter before the meeting.

The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between you and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

50    TSYS  -  2019 Proxy Statement

Financial Information

Detailed financial information for TSYS and its subsidiaries for its 2018 fiscal year is included in TSYS’ 2018 Annual Report that is being provided to TSYS’ shareholders together with this Proxy Statement. The Annual Report and this Proxy Statement are also posted to our website at http://annualreport.tsys.com.

Solicitation of Proxies

TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, TSYS has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•

Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify us or your broker or bank to the contrary;

•

You can contact TSYS by calling (706) 644–4388 or by writing Vice President of Investor Relations, Total System Services, Inc., P.O. Box 2567, Columbus, Georgia 31902 to request a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by Order of the TSYS Board of Directors.

M. Troy Woods

Chairman, President and

Chief Executive Officer

March 20, 2019

TSYS  -  2019 Proxy Statement    51

 APPENDIX–RECONCILIATION OF

 NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains certain non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles. Such non-GAAP financial measures include the following: net revenue, adjusted earnings, adjusted EPS and adjusted diluted EPS. The most comparable GAAP measures to these measures are total revenues, net income, basic EPS and diluted EPS. Management uses these non-GAAP financial measures to assess the performance of TSYS’ core business. These non-GAAP financial measures should not be considered as substitutes for the respective comparable GAAP measures and may not be comparable to other similarly titled measures of other companies.

TSYS believes that its provision of non-GAAP financial measures provides investors with important key financial performance indicators that are utilized by management to assess TSYS’ operating results, evaluate the business and make operational decisions on a prospective, going-forward basis. As such, management provides disclosure of non-GAAP financial measures to give shareholders and potential investors an opportunity to see TSYS as viewed by management, to assess TSYS with some of the same tools that management utilizes internally and to be able to compare such information with prior periods. TSYS believes that inclusion of non-GAAP financial measures provides investors with additional information to help them better understand its financial statements just as management utilizes these non-GAAP financial measures to understand the business, manage budgets and allocate resources.

The schedules below provide a reconciliation of:

•	total revenues to net revenue;

•	net income attributable to TSYS common shareholders to adjusted earnings;

•	basic EPS to adjusted EPS; and

•	diluted EPS to adjusted diluted EPS.

The tax rate used in the calculation of adjusted EPS and adjusted diluted EPS is equal to an estimate of our annual effective tax rate on GAAP income. This effective rate is estimated annually and may be adjusted during the year to take into account events or trends that materially impact the effective tax rate including, but not limited to, significant changes resulting from tax legislation, material changes in the mix of revenues and expenses by entity and other significant events.

Reconciliation of GAAP to Non-GAAP

Net Revenue

(in thousands)

	Twelve Months Ended December 31,
			Percent
	2018	2017	Change
Total revenues	$4,028,211	4,927,965	(18.3)%
Less: reimbursable items, interchange and payment network fees	212,311	1,527,633	(86.1)

Net revenue	$3,815,900	3,400,332	12.2%

52    TSYS  -  2019 Proxy Statement

Reconciliation of GAAP to Non-GAAP

Adjusted Earnings and Adjusted Earnings per Share

(in thousands, except per share data)

	Twelve Months Ended December 31,
			Percent
	2018	2017	Change
Net income attributable to TSYS common shareholders (GAAP)	$576,656	586,185	(1.6)%
Adjust for amounts attributable to TSYS common shareholders:
Add: Acquisition intangible amortization	$236,707	207,172	14.3
Add: Share-based compensation	48,757	42,399	15.0
Add: Cayan and Transfirst M&A and integration expenses*	26,550	13,306	99.5
Add: Litigation, claims, judgments or settlements**	—	1,947	(100.0)
Less: Tax impact of adjustments***	(68,655)	(90,955)	24.5
Less: Impact of Tax Cuts and Jobs Act****	1,277	(135,871)	nm

Adjusted earnings (non-GAAP)	$821,292	624,183	31.6%

Basic EPS — Net income attributable to TSYS common shareholders
As reported (GAAP)	$3.17	3.19	(0.7)%

Adjusted EPS (non-GAAP)	$4.51	3.39	32.8%

Weighted average shares outstanding	182,066	183,745

*	Costs associated with the Cayan and Transfirst acquisitions and integrations are included in selling, general and administrative expenses and nonoperating expenses.

**	Litigation settlement or settlement discussions and related legal expenses.

***	Certain of these merger and acquisition costs are nondeductible for income tax purposes. Income tax impact includes discrete items as a result of the acquisitions.

****

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Tax Act”). In addition to the reduction in the federal corporate income tax rate, TSYS realized a non-recurring income tax expense/(benefit) of $1.3 million and ($135.9) million for the years ended December 31, 2018 and 2017, respectively due to the reduction of certain deferred tax assets and liabilities and the repatriation of foreign earning as a result of the Tax Act.

nm	= not meaningful

TSYS  -  2019 Proxy Statement    53

Reconciliation of GAAP to Non-GAAP

Adjusted Earnings and Adjusted Diluted Earnings per Share

(in thousands, except per share data)

	Twelve Months Ended December 31,
			Percent
	2018	2017	Change
Net income attributable to TSYS common shareholders (GAAP)	$576,656	586,185	(1.6)%
Adjust for amounts attributable to TSYS common shareholders:
Add: Acquisition intangible amortization	$236,707	207,172	14.3
Add: Share-based compensation	48,757	42,399	15.0
Add: Cayan and Transfirst M&A and integration expenses*	26,550	13,306	99.5
Add: Litigation, claims, judgments or settlements**	—	1,947	(100.0)
Less: Tax impact of adjustments***	(68,655)	(90,955)	24.5
Less: Impact of Tax Cuts and Jobs Act****	1,277	(135,871)	nm

Adjusted earnings (non-GAAP)	$821,292	624,183	31.6%

Diluted EPS — Net income attributable to TSYS common shareholders
As reported (GAAP)	$3.14	3.16	(0.8)%

Adjusted diluted EPS (non-GAAP)	$4.47	3.37	32.7%

Weighted average diluted shares outstanding	183,919	185,430

*	Costs associated with the Cayan and Transfirst acquisitions and integrations are included in selling, general and administrative expenses and nonoperating expenses.

**	Litigation settlement or settlement discussions and related legal expenses.

***	Certain of these merger and acquisition costs are nondeductible for income tax purposes. Income tax impact includes discrete items as a result of the acquisitions.

****

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Tax Act”). In addition to the reduction in the federal corporate income tax rate, TSYS realized a non-recurring income tax expense/(benefit) of $1.3 million and ($135.9) million for the years ended December 31, 2018 and 2017, respectively due to the reduction of certain deferred tax assets and liabilities and the repatriation of foreign earning as a result of the Tax Act.

nm	= not meaningful

54    TSYS  -  2019 Proxy Statement

TOTAL SYSTEM SERVICES, INC. P.O. BOX 2506 COLUMBUS, GA 31902-2506

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by TSYS in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TSYS, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E56869-Z73887-P17398 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOTAL SYSTEM SERVICES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, AND 4.

1.	Election of Nine Nominees as Directors:		For	Against	Abstain

	1a. F. Thaddeus Arroyo		☐	☐	☐			For	Against	Abstain

	1b. Kriss Cloninger III		☐	☐	☐		1i. M. Troy Woods	☐	☐	☐

	1c. Walter W. Driver, Jr.		☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2019.	☐	☐	☐
	1d. Sidney E. Harris		☐	☐	☐	3.	Approval of the advisory resolution to approve executive compensation.	☐	☐	☐

	1e. Joia M. Johnson		☐	☐	☐	4.	Approval of an amendment to TSYS’ Articles of Incorporation to eliminate the supermajority voting requirement.	☐	☐	☐
	1f. Connie D. McDaniel 1g. Richard A. Smith 1h. John T. Turner		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Shareholders:

The Notice and Proxy Statement and the 2018 Annual Report to Shareholders are available at:

http://annualreport.tsys.com

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

E56870-Z73887-P17398

TOTAL SYSTEM SERVICES, INC.

POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506

ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD May 2, 2019

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS

By signing on the reverse side, I hereby appoint Dorenda K. Weaver and Joseph J. Bialoncik as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 22, 2019 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 2nd day of May, 2019, and at any adjournments or postponements thereof.

The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, AND 4, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)